Exhibit 10.104

STANDARD FORM OF OFFICE LEASE

1. SUMMARY OF BASIC LEASE PROVISIONS, DEFINITIONS, AND TABLE OF CONTENTS

BASIC DEFINITIONS

1.1 The following are the basic definitions and provisions of this Lease and are subject to all the terms and provisions of this Lease or any amendments or exhibits hereto:

(a)	Date of Lease:	December 11, 2012

(b)	Landlord:	4 BECKER SPE LLC

	Landlord’s Address:	c/o Mack-Cali Realty Corporation
Metroview At Metropark
343 Thornall Street
8th Floor
Edison, New Jersey 08837-2206

(c)	Tenant:	EMISPHERE TECHNOLOGIES, INC., a Delaware corporation

	Tenant’s	Prior to the Commencement Date:
	Address:	240 Cedar Knolls Road
Cedar Knolls, New Jersey

After the Commencement Date:

4 Becker Farm Road Roseland, New
Jersey 07068

Tenant’s Tax Identification Number: 133306985

(d)	Building:	4 Becker Farm Road
Roseland, New Jersey 07068

(e)	Demised Premises:	a portion of the first (1 st ) floor in the Building, as shown on Exhibit A attached and made a part hereof

(f) Rentable Size of Building: deemed as 281,762 rentable sq. ft.

(g) Rentable Size of Demised Premises: deemed as 6,053 rentable sq. ft. consisting of 1,971 sq. ft. (“Initial Premises”) and 4,082 sq. ft. (“Additional Premises”) (hereinafter collectively referred to as the “Demised Premise”). The Demised Premises shall not be deemed to include the Additional Premises until the Additional Premises Commencement Date.

(h) Tenant’s Occupancy Percentage applicable to the Initial Premises: deemed as .7 0%

Tenant’s Occupancy Percentage applicable to the Additional Premises: deemed as 1.45%

(i) Base Taxes applicable to the Initial Premises: The amount determined by multiplying (a) the real estate tax rate in effect on the Date of Lease and (b) the assessed valuation of the Real Estate for the calendar year ending December 31, 2013, as such assessed valuation is or may be ultimately determined by final administrative or judicial proceeding, or by abatement by an appropriate taxing authority.

Base Taxes applicable to the Additional Premises: The amount determined by multiplying (a) the real estate tax rate in effect on the Date of Lease and (b) the assessed valuation of the Real Estate for the calendar year ending December 31, 2012, as such assessed valuation is or may be ultimately determined by final administrative or judicial proceeding, or by abatement by an appropriate taxing authority.

(j) First Operating Year and First Tax Year applicable to the Initial Premises: Year ending December 31, 2013

First Operating Year and First Tax Year applicable to the Additional Premises: Year ending December 31, 2012

(k) Term of Lease applicable to the Initial Premises: shall be for a period commencing on the Commencement Date (as hereinafter defined in Section 3.1) through and including June 30, 2017

Term of Lease applicable to the Additional Premises: shall be for a period commencing on July 1, 2 014 (“Additional Premises Commencement Date”) through and including June 30, 2017

(l) Estimated Commencement Date applicable to the Initial Premises: December 1, 2012

(m) Minimum Rent applicable to the Initial Premises:

Term Annual	Rate	Monthly Installments	Annual Per Sq. Ft. Rate
Commencing on the Commencement Date through and including June 30, 2017	$48,289.56 $4,02	4.13	$24.50

If the Commencement Date applicable to the Initial Premises is other than the first day of a calendar month, then the Monthly Installment of Minimum Rent applicable to the Initial Premises only shall be prorated at the same rental rate payable above.

Notwithstanding the foregoing, provided that this Lease is in full force and effect and Tenant has complied with each of its obligations hereunder, Tenant shall have no obligation to pay the Monthly Installments of Minimum Rent applicable to the Initial Premises only for the twenty-first (21 st) and thirty- third (33rd) full calendar months of the Term.

Minimum Rent applicable to the Additional Premises:

Term Annual	Rate	Monthly Installments	Annual Per Sq. Ft. Rate
July 1, 2014 through and including June 30, 2017	$100,008.96 $8,3	34.08	$24.50

Notwithstanding the foregoing, provided that this Lease is in full force and effect and Tenant has complied with each of its obligations hereunder, Tenant shall have no obligation to pay the Monthly Installments of Minimum Rent applicable to the Additional Premises only for the months of July, 2014 and July, 2015.

(n) Intentionally omitted.

(o) Security: $24,144.75 in the form of cash

(p) Permitted Use:	office use only, and in connection with, and incidental to, Tenant’s office use, Tenant may use Demised Premises for pantry, storage, conference and data processing.

(q) Allotted Parking: eight (8) space as of the Commencement Date of which three (3) spaces shall be Designated Spaces. Commencing on the Additional Premises Commencement Date, Tenant shall be entitled to an additional sixteen (16) unassigned parking spaces for a total of twenty-four (24) unassigned parking spaces of which three (3) spaces shall be Designated Spaces.

(r) Brokers:	Newmark Associates, Inc.
760 Route 10
Whippany, New Jersey 07981 Attn: Susanne Newmark and The Gale Real Estate Advisors Company, L.L.C. c/o Mack-Cali Realty Corporation 343 Thornall Street Edison, New Jersey 08837

(s) Intentionally omitted.

(t) Renewal Options: one (1) five (5) year option pursuant to Article 52

1.2 Additional Definitions. For the purposes of this Lease, the following terms shall have the meanings set forth below:

Accelerated Rent shall have the meaning given to it in Section 35.1(c).

Adjusted Minimum Rent shall mean the Minimum Rent as increased in accordance with this Lease to reflect any increase in Taxes and Operating Costs.

Affiliated Property shall have the meaning given to it in Section 16.5.

Agent shall mean any agent, consultant, contractor or subcontractor hired by or reporting to Tenant or its employee, and any employee of any such entity.

Appraiser shall have the meaning given to it in Section 52.3(c).

Article shall refer to the major subdivisions of this Lease listed in Section 1.3.

Assignee or assignee shall have the meaning given to it in Section 16.9.

Assignment or assignment shall have the meaning given to it in Section 16.9.

Assignor or assignor shall have the meaning given to it in Section 16.9.

Bankruptcy Code shall have the meaning given to it in Section 39.1.

Billing Date shall have the meaning given to it in Section 6.2(a).

Building Lessor shall have the meaning given it in Section 8.3.

Cleaning Service Rider shall mean Exhibit C and all amendments thereto.

Commencement Date shall have the meaning given to it in Section 3.1.

Commencement Date Notice shall have the meaning given to it in Section 3.4.

Controlling Interest shall have the meaning given to it in Section 16.9(d).

Cure Period shall have the meaning given to it in Section 34.2.

Default shall have the meaning given to it in Section 34.1.

Environmental shall mean anything affecting the physical health, safety or condition of human beings, wildlife, or natural resources.

Environmental Authority shall have the meaning given to it in Section 15.2.

Estimated Minimum Rent shall have the meaning given to it in Section 52.3(d).

Event of Default shall have the meaning given to it in Section 34.2.

Expiration Date shall have the meaning given to it in Section 3.4.

Governmental Authority shall mean any governmental or quasi-governmental legislative, executive, judicial, regulative or independent body, department, office, agency, bureau or similar entity or any agent, officer or representative thereof.

HVAC shall mean heating, ventilation or air conditioning.

Improvements shall mean the Building and other improvements on the Land.

Initial Term shall have the meaning given to it in Section 3.4.

Interest shall have the meaning given to it in Section 34.3.

Land shall mean the land described in Exhibit B.

Land Lessor shall have the meaning given it in Section 29.3.

Landlord shall have the meaning given to it in Section 29.2.

Landlord’s Determination shall have the meaning given to it in Section 6.2(e).

Landlord’s Determination Notice shall have the meaning given to it in Section 52.3(a).

Landlord’s Recapture Notice shall have the meaning given to it in Section 16.4.

Landlord’s Recapture Right shall have the meaning given to it in Section 16.4.

Landlord’s Work shall have the meaning given to it in Section 23.1.

Landlord’s Work Letter shall refer to Exhibit F, if any.

Law shall mean any statute, ordinance, order, code, rule or regulation of a Governmental Authority now or hereafter in effect as applicable under the circumstances.

Legal Holiday shall have the meaning given to it in Exhibit D.

License shall have the meaning given to it in Section 10.2.

Managing Agent shall mean such person or entity as Landlord may designate by written notice from Landlord to Tenant, subject to Article 45.

Market Rent shall have the meaning given to it in Section 52.4(b).

Operating Costs shall have the meaning given to it in Section 6.2(b).

Operating Statement shall have the meaning given to it in Section 6.2(a).

Operating Year shall mean any calendar year or portion thereof during the Term of Lease after the First Operating Year.

Parking Area shall have the meaning given to it in Section 10.2.

Partner shall have the meaning given it in Section 42.1.

Partnership Tenant shall have the meaning given to it in Section 42.1.

Real Estate shall mean, collectively, the Land and the Building and other improvements thereon.

Renewal Option shall have the meaning given to it in Section 52.1

Renewal Term shall have the meaning given to it in Section 52.1.

Rent Commencement Date shall have the meaning given to it in Section 3.5.

Rules and Regulations shall mean the rules and regulations set forth in Exhibit E, as same may be reasonably amended from time to time as provided herein, after delivery of copies of new rules and regulations to Tenant.

Section shall refer to subdivisions of each Article.

Service Charge shall have the meaning given to it in Section 34.3.

State shall mean the state of the United States in which the Land is located.

Sublease shall have the meanings given to it in Sections 16.2 and 16.3.

Subleasing shall have the meaning given to it in Section 16.3.

Sublessee shall have the meaning given to it in Section 16.2.

Substantial Completion shall have the meaning given to it in Section 3.2.

Substitute Premises shall have the meaning given to it in Section 4.1.

Tax Statement shall have the meaning given to it in Section 6.1(c).

Tax Year shall mean any calendar year or portion thereof during the Term of Lease after the First Tax Year.

Taxes shall have the meaning given to it in Section 6.1(b).

Tenant’s Notice of Disagreement shall have the meaning given to it in Section 52.3(a).

Tenant’s Renewal Notice shall have the meaning given to it in Section 52.2(a).

Tenant’s Share of Operating Costs shall have the meaning given to it in Section 6.2(a).

Tenant’s Share of Taxes shall have the meaning given to it in Section 6.1(a).

Tenant’s Transfer Notice shall have the meaning given to it in Section 16.3.

Tenant’s Work shall have the meaning given to it in Section 13.1(b).

Visitor shall mean any visitor, guest, licensee or invitee of Tenant or any Sublessee, including any Agent, while on the Real Estate.

1.3 Table of Contents

1.	SUMMARY OF BASIC LEASE PROVISIONS, DEFINITIONS,	1
AND TABLE OF CONTENTS		1
2.	LEASE OF DEMISED PREMISES	9
3.	COMMENCEMENT OF TERM; EXPIRATION DATE	9
4.	RELOCATION	10
5.	RENT	10
6.	TAXES; OPERATING COSTS; REIMBURSEMENTS	11
7.	TENANT’S PERSONAL TAXES	15
8.	SECURITY	15
9.	USE AND OCCUPANCY	16
10.	ACCESS; COMMON AREAS; PARKING	17
11.	RESTRICTIVE COVENANT - FOOD SERVICE	18
12.	TENANT’S CARE AND REPAIR OF DEMISED PREMISES	19
13.	TENANT’S WORK AND INSTALLATIONS	20
14.	COMPLIANCE WITH LAWS	22
15.	ENVIRONMENTAL COMPLIANCE	23
16.	ASSIGNMENT; SUBLEASING	24
17.	NOTIFICATION BY TENANT	30
18.	RULES AND REGULATIONS	30
19.	PEACEABLE ENJOYMENT	30
20.	SURRENDER	31
21.	HOLDING OVER	31
22.	INDEMNITY	32
23.	LANDLORD’S WORK	32
24.	SERVICES TO BE PROVIDED BY LANDLORD	32
25.	ELECTRICITY	34
26.	HEATING, VENTILATION AND AIR CONDITIONING	36
27.	CLEANING SERVICES	36
28.	LANDLORD’S ACCESS TO DEMISED PREMISES	37
AND ALTERATIONS		37
29.	LIMITATION OF LIABILITY	38
30.	PROPERTY LOSS; DAMAGE; INSURANCE	39
31.	DAMAGES BY FIRE OR OTHER CASUALTY	41
32.	WAIVER OF SUBROGATION	42
33.	EMINENT DOMAIN	43
34.	DEFAULTS; EVENTS OF DEFAULT	43
35.	REMEDIES FOR EVENTS OF DEFAULT	45
36.	LANDLORD’S PERFORMANCE; EXPENDITURES	48
37.	ACCORD AND SATISFACTION	48
38.	EFFECT OF WAIVERS	48
39.	BANKRUPTCY; INSOLVENCY	49
40.	STATUTORY WAIVER; WAIVER OF TRIAL BY JURY	50
41.	SUBORDINATION OF LEASE; ESTOPPEL CERTIFICATES	50
42.	PARTNERSHIP TENANT	52
43.	PARTNERSHIP/PROFESSIONAL CORPORATION TENANT	53
44.	CORPORATE/PARTNERSHIP AUTHORITY	53
45.	MANAGING AGENT	53
46.	BROKER	53
47.	NOTICES	54

48.	INTERPRETATION	55
49.	NO OFFER, AGREEMENT OR REPRESENTATIONS	57
50.	LEASE CONDITION	57
51.	APPLICABILITY TO HEIRS AND ASSIGNS	58
53.	INTENTIONALLY OMITTED	61
54.	USA PATRIOT ACT	61
55.	FORCE MAJEURE	61

SIGNATURE PAGE

EXHIBITS

A.	RENTAL PLAN

B.	LEGAL DESCRIPTION OF LAND

C.	CLEANING SERVICE RIDER

D.	LEGAL HOLIDAYS

E.	RULES AND REGULATIONS

F.	LANDLORD’S WORK LETTER

2. LEASE OF DEMISED PREMISES

2.1 Landlord hereby leases to Tenant, and Tenant hereby hires from Landlord, upon the terms and conditions herein set forth, the Demised Premises in the Building which is situated on the Land.

3. COMMENCEMENT OF TERM; EXPIRATION DATE

3.1 Landlord agrees that, prior to the commencement of the Term of this Lease, it will do substantially all of the work in the Initial Premises in accordance with Exhibit F attached hereto and made a part hereof.

The Tenant hereby accepts the Additional Premises in their as-is physical condition and state of repair as of the Additional Premises Commencement Date which the parties agree shall be July 1, 2014 (“Additional Premises Commencement Date”).

3.2 Tenant will timely supply information to Landlord and approve such drawings as set forth in Exhibit F. Any delay occasioned by Tenant’s failure to timely supply such information and approve such drawings shall not delay the Commencement Date of the Term and Tenant’s obligations hereunder, and the same shall commence on the date the Initial Premises would have been delivered to Tenant pursuant to this Lease, but for Tenant’s delay.

3.3 Lease commencement applicable to the Initial Premises shall occur and the Commencement Date is defined as that date when Landlord has done substantially all of the work in the Initial Premises to be done by Landlord in accordance with Exhibit F, unless Landlord has been precluded from completing said work as a result of Tenant’s acts or omissions including, but not limited to, its failure to comply with Article 3.2 hereof. Occupancy by Tenant of the Initial Premises or the delivery of a Certificate of Occupancy by Landlord (if required pursuant to local law) with respect to the Initial Premises shall be prima facie evidence that Landlord has done substantially all of the work.

3.4 On or about the Commencement Date, Landlord or Managing Agent shall deliver to Tenant a notice (the “Commencement Date Notice”) fixing the Commencement Date and reciting the expiration date (“Expiration Date”), which shall be June 30, 2017 the “Initial Term” or “Term”), as well as the payee and address for all rental payments. Provided that Landlord has substantially completed The Work, Tenant shall acknowledge receipt of the Commencement Date Notice by signing a copy of same and returning it to Landlord within five (5) business days of the receipt thereof, and Tenant’s failure to sign the Commencement Date Notice and return same to Landlord as provided in this Section shall be deemed to be Tenant’s acceptance of the Commencement Date and Expiration Date as stated in the Commencement Date Notice.

3.5 The date upon which Tenant is obligated to commence payment of Minimum Rent hereunder with respect to the Initial Premises (“Rent Commencement Date”) shall be the Commencement Date. Notwithstanding the foregoing, Tenant shall pay Landlord upon the execution of this Lease (a) the first full Monthly Installment of Minimum Rent that Tenant is obligated to pay with respect to the Initial Premises; and (b) the Security Deposit. Upon the Date of Lease, Tenant shall give Landlord a fully and accurately completed original counterpart of Tenant’s

W-9 Federal tax form that has been properly executed by a duly authorized representative of Tenant. If the Commencement Date occurs on a day other than the first (1st) day of a calendar month, then, the Minimum Rent with respect to the Initial Premises for such partial calendar month shall be prorated at a per diem rate of one-thirtieth (1/30) of the first full monthly installment of Minimum Rent.

3.6 If, prior to the Commencement Date, Tenant shall enter the Demised Premises to make any installations of its equipment, fixtures or furnishings, Landlord shall have no liability for any personal injury or property damage suffered by Tenant, its employees or Agents, except to the extent determined to be caused by the gross negligence or willful misconduct of Landlord.

4. RELOCATION

4.1 Landlord shall have the right, at its sole option, upon at least sixty (60) days’ prior written notice to Tenant, to relocate Tenant to, and to substitute for the Demised Premises, other space within the Building containing at least as much rentable area as the Demised Premises (the “Substitute Premises”).

4.2 The Substitute Premises shall be improved by Landlord at its expense, with decorations and improvements that are substantially comparable in quantity and quality to those provided by Landlord in the original Demised Premises. Landlord shall pay all actual expenses reasonably incurred by Tenant in connection with such substitution, included, but not limited to, costs of moving, door lettering, equipment reinstallation, furniture reinstallation and telephone relocation.

4.3 The Substitute Premises shall become the “Demised Premises” for purposes of this Lease following Tenant’s taking occupancy thereof, and Tenant shall promptly execute and return to Landlord an amendment to this Lease prepared by Landlord and reflecting the relocation of the Demised Premises. Landlord agrees that neither the Minimum Rent nor the Adjusted Minimum Rent shall be increased by Landlord by virtue of the Substitute Premises containing a larger rentable square foot area that the original Demised Premises.

5. RENT

5.1 Tenant covenants to pay to Landlord the Minimum Rent, payable in equal monthly installments in advance, so that such payments are received by Landlord no later than the first day of each month during the Term of this Lease, subject to Section 3.5 hereof.

5.2 Tenant covenants to pay Adjusted Minimum Rent in a timely manner as provided in Article 6 hereof.

5.3 Except as otherwise expressly set forth herein, the Minimum Rent or Adjusted Minimum Rent payable hereunder by Tenant shall be paid without notice or demand and without set- off, counterclaim, abatement, reduction or defense, in currency or immediately-available funds which at the time of payment is legal tender for public and private debts in The United States of America, at the address of Landlord set forth above or at such other place as Landlord or its Managing Agent may from time to time designate. Notwithstanding anything to the contrary contained in this Lease, (a) additional rent (which, as used in this Lease, shall mean any amount owed by Tenant, except Minimum Rent and Adjusted Minimum Rent) shall be due twenty (20) days after an invoice from Landlord is furnished to Tenant therefore, and (b) if Landlord fails to deliver an additional rent invoice for any period within two (2) years after the end of the period as to which such additional rent invoice would have related, Landlord shall be deemed to have waived the payment of any theretofore unpaid additional rent as to which such additional rent invoice would have related. If Tenant fails to make a written demand for payment from Landlord for any period within two (2) years after the end of the period as to which such written demand would have related, Tenant shall be deemed to have waived the payment of any theretofore unpaid amount as to which such written demand would have related.

6. TAXES; OPERATING COSTS; REIMBURSEMENTS

6.1 (a) (i) With respect to the Initial Premises, if the Taxes for any Tax Year during the Term of this Lease as it applies to the Initial Premises shall be greater than the Base Taxes applicable to the Initial Premises, Tenant shall pay to Landlord, as additional rent, an amount equal to Tenant’s Occupancy Percentage applicable to the Initial Premises times such excess and (ii) With respect to the Additional Premises, if the Taxes for any Tax Year during the Term of this Lease as it applies to the Additional Premises shall be greater than the Base Taxes applicable to the Additional Premises, Tenant shall pay to Landlord, as additional rent, an amount equal to Tenant Occupancy Percentage applicable to the Additional Premises times such excess (“Tenant’s Share of Taxes”).

(b) “Taxes” shall mean all real estate taxes, charges and assessments imposed upon the Demised Premises or the Real Estate or any part thereof by any Governmental Authority, other than interest or penalties imposed in connection therewith. Landlord shall have the exclusive right, but not the obligation, to contest or appeal any Taxes or assessments levied on the Real Estate or any portion thereof and any expense incurred by Landlord in connection with such contest or appeal, including, but not limited to, fees payable to attorneys, appraisers and consultants, shall be deemed “Taxes”. The term “Taxes” shall exclude any net income, franchise or “value added” tax, inheritance tax or estate tax imposed or constituting a lien upon Landlord or all or any part of the Demised Premises or Real Estate, except to the extent that any of the foregoing are hereafter assessed against owners or lessors of real property in their capacity as such (as opposed to any such taxes which are of general applicability). Tenant shall be liable only for its share of installments of such assessments paid by Landlord during the Term of this Lease and based upon the presumption that any special assessment levied against the Real Estate or the Demised Premises would be paid by Landlord in the maximum number of installments allowed by Law prior to the imposition of late fees, interest or penalties.

(c) Upon the issuance by any Governmental Authority having jurisdiction over the Real Estate of a bill or bills for Taxes for any Tax Year or portion thereof subsequent to the First Tax Year, Landlord shall submit to Tenant a statement (the “Tax Statement”) which shall indicate Tenant’s Share of Taxes, which Tax Statement shall be accompanied by a copy of the latest tax bill or bills for the Taxes for said Tax Year. Within twenty (20) days after the issuance of the Tax Statement, Tenant shall pay as additional rent Tenant’s Share of

Taxes as set forth therein; provided, Tenant shall not be obligated to pay the foregoing amounts any earlier than ninety (90) days before such Taxes are due to the applicable Governmental Authority.

(d) Notwithstanding anything to the contrary contained herein, should the Demised Premises or any other portion of the Building be separately assessed for tax purposes, then Landlord shall have the option of declaring Tenant’s Share of Taxes to be (1) the actual Taxes allocated to the Demised Premises, or (2) that amount which is the result of multiplying (i) the Taxes for that portion or portions of the Building containing the Demised Premises times (ii) a ratio, which shall be the square footage of the Demised Premises divided by the total square footage of the portion of the Building to which the Taxes in question apply.

6.2 (a) (i) Tenant hereby covenants that for each Operating Year during the Term of this Lease applicable to the Initial Premises for which the Operating Costs shall exceed the Operating Costs for the First Operating Year applicable to the Initial Premises, Tenant shall pay to Landlord, as additional rent, an amount equal to Tenant’s Occupancy Percentage applicable to the Initial Premises times such excess and (ii) Tenant hereby covenants that for each Operating Year during the Term of this Lease applicable to the Additional Premises for which the Operating Costs shall exceed the Operating Costs for the First Operating Year applicable to the Additional Premises, Tenant shall pay to Landlord, as additional rent, an amount equal to Tenant’s Occupancy Percentage applicable to the Additional Premises times such excess (“Tenant’s Share of Operating Costs”) within thirty (30) days after presentation of Landlord’s statement (the “Operating Statement”) therefor. The Operating Statement shall indicate (1) the initial additional amount, if any, required to be paid by Tenant as additional rent as provided in this Section; (2) Tenant’s new Adjusted Minimum Rent; and (3) the manner in which such adjustment is computed. Landlord shall present its Operating Statement within 90 days (the “Billing Date”) after the commencement of each such Operating Year. Tenant shall thereafter, for the balance of that Operating Year and for that portion of the next Operating Year until the next Billing Date, include monthly payments of one- twelfth (1/12th) of such increase as an addition to Adjusted Minimum Rent, such amounts to be paid as estimates of Tenant’s Operating Costs for such subsequent Operating Year, and which amounts shall be credited for the account of Tenant against the annual payment due on the next Billing Date.

(b) “Operating Costs” shall include each and every expense incurred in connection with the ownership, administration, management, operation, repair, replacement, renewal, and maintenance of the Real Estate, including but not limited to, wages, salaries and fees paid to persons either employed by Landlord or engaged as contractors in the operation of the Real Estate, and such other typical items of expense as are indicated below. All such costs and the values allocated to services rendered and supplies delivered shall be reflected on the Operating Statement and shall be exhibited to the Tenant upon request pursuant to Section 6.2(d).

(c) Some of the typical items of expense which comprise or may comprise the Operating Costs which are to be included in the Operating Statement are or may be, without limiting the generality of the term Operating Costs: (1) general repairs, maintenance, and renewal to the exterior and common areas of the Improvements; (2) utility costs, including but not limited to, costs of energy to power Landlord’s standard HVAC units serving the Building (both tenant and common areas) , and costs of electricity to light the common areas; (3) cleaning costs, including but not limited to, window cleaning, general interior office cleaning, and cleaning of common areas; (4) service and/or maintenance contracts, including but not limited to, HVAC, rubbish removal, carting, janitorial, security watchmen, exterminating and snow removal to the extent such services and/or maintenance are contracted for by Landlord or Managing Agent (provided that if such services are performed by Landlord’s Managing Agent, such costs shall not be materially in excess of those charged by first-class outside contractors for similar services in Comparable Buildings) ; (5) costs of landscaping and maintenance of the Building grounds; (6) costs of insurance and any deductible thereunder; (7) salaries, benefits and work uniforms of superintendents, engineers, mechanics, and custodians, up to and including the level of building managers and their immediate supervisors; (8) towel service for common lavatories; (9) sales and use taxes; (10) cost of regularly replacing fluorescent tubes and ballasts in tenant spaces, unless due to the carelessness of such individual tenant; (11) the Real Estate’s proportionate share of costs, if any, of landscaping or snowplowing public roadways in or adjacent to the development of which the Real Estate is a part; (12) the annual depreciation or amortization, on a straight-line basis over the shorter of (1) the useful life thereof or (2) ten (10) years, as Landlord shall reasonably determine (with interest on the unamortized portion at the prime rate plus 2 percent per annum) , of any capital costs incurred after the First Operating Year for any equipment, device or other improvement made or acquired which is either (A) intended as a labor-saving measure or to effect other economies in the operation, maintenance or repair of the Building, or (B) required by any Law, other than a Law in effect as of the date of this Lease, and with which Landlord is then obligated to comply but is not then in compliance; and (13) such other costs and expenses generally incurred in the operation, maintenance and repair of first-class real property of the nature and in the area of the Real Estate (“Comparable Buildings”).

Notwithstanding the foregoing, Operating Costs shall not include Excluded Costs, as hereinafter defined.

(d) The expenditures referred to in this Article shall be determined in accordance with generally acceptable accounting practices. So long as there is no Default under any provisions of this Lease, Tenant or its representative shall have the right, at its own expense, upon reasonable notice and during reasonable hours, to inspect the books of Landlord for the purpose of verifying the information contained in any Operating Statement, provided (1) prior written request for such inspection shall be made by Tenant; (2) such request is made within sixty (60) days of receipt of the Operating Statement to be verified; (3) Tenant shall have paid the Operating Statement in full, without prejudice to Tenant’s right under this Section 6.2(d); and (4) such inspection is conducted by only an independent accounting firm reasonably acceptable to Landlord that is not being compensated by Tenant on a contingency fee basis. Any Operating Statement not verified within said sixty (60) day period shall be deemed to be correct.

(e) Notwithstanding anything to the contrary contained in this Article, if the average occupancy of the Building is less than one hundred percent (100%) during the First Operating Year or any subsequent Operating Year, then

Landlord shall make a reasonable determination (“Landlord’s Determination”) of what the Operating Costs for such year would have been if during the entire year the average tenant occupancy of the Building were one hundred percent (100%). Landlord’s Determination shall be binding and conclusive upon Tenant and shall for all purposes of this Lease be deemed to be the Operating Costs for such Operating Year or Operating Year.

(f) “Excluded Costs” shall mean (a) Taxes, special assessments and franchise, income or any other taxes imposed upon or measured by the income or profits of Landlord; (b) except for depreciation and amortization specifically included in Operating Costs as provided above in Section 6.2(c)(12), the costs of all items which should be capitalized in accordance with generally accepted accounting practices; (c) the costs of all services furnished to any other tenant of the Real Estate on a “rent inclusion” basis which are not provided to Tenant on such basis; (d) the costs of all work or services performed for any tenant in the Real Estate (including Tenant) for which Landlord is actually paid, except under operating expense pass-through clauses; (e) mortgage amortization and interest; (f) leasing commissions; (g) allowances, concessions and other costs of tenant installations and decorations incurred in connection with preparing space for any tenant in the Real Estate, including workletters and concessions; (h) fixed rent payable under superior leases, if any; (i) wages, salaries and benefits paid to any employees of Landlord and Landlord’s Managing Agent, above the level of the immediate supervisors of building managers; (j) legal and accounting fees relating to (1) disputes with tenants, prospective tenants or other occupants of the Real Estate, (2) disputes with purchasers, prospective purchasers, mortgagees or prospective mortgagees of the Real Estate or any part thereof, or (3) negotiations of leases, contracts of sale or mortgages; (k) costs which are reimbursed by insurance, warranty or condemnation proceeds, or which are reimbursed by Tenant or other tenants or any other person or entity, other than pursuant to an expense escalation clause; (l) costs in the nature of penalties or fines; (m) the costs of all services, supplies and repairs paid to any affiliate or subsidiary of Landlord or Landlord’s Managing Agent to the extent such costs are materially in excess of the costs that would be payable in an “arm’s length” or unrelated situation for first-class services, supplies and repairs; (n) advertising expenses in connection with leasing of the Real Estate; (o) the costs of installing, operating and maintaining a specialty improvement, such as a cafeteria, lodging or private dining facility, or an athletic, luncheon or recreational club, unless Tenant is permitted to make use of any such facility without additional cost or on a subsidized basis; (p) the costs or expenses (including fines, interest, penalties and legal fees) arising out of Landlord’s failure to timely pay Operating Costs or Taxes; and (q) the costs incurred in connection with the removal, encapsulation or other treatment (but not testing) of any unlawful quantities of hazardous materials classified as such under Law and existing in the Demised Premises as of the date hereof and required to be removed, encapsulated or treated under applicable Laws in effect as of the date hereof.

6.3 If, due to an error in the preparation of any Tax Statement or Operating Statement, there shall be an additional amount payable or a refund due with respect to Taxes and/or Operating Costs for the period covered by such statement(s), such amount shall be calculated by Landlord or Managing Agent and sent to Tenant in a revised Tax or Operating Statement, and any amount payable by the Tenant to the Landlord shall be paid within twenty (20) days, as additional rent or the amount due to the Tenant shall either be credited against amounts due or to become due to Landlord or promptly refunded within twenty (20) days to Tenant hereunder. However, it is agreed by the parties that any credit shall not in any way operate to reduce the Minimum Rent payable by Tenant. If such calculation takes place and/or any payment in connection herewith becomes payable after the expiration or earlier termination of this Lease, this section shall be deemed to have survived such expiration or termination.

6.4 Any increase in additional rent under this Article shall be prorated for the final Tax Year or Operating Year if such Tax Year or Operating Year covers a period of less than twelve (12) full months. Tenant’s obligation to pay additional rent occurring hereunder prior to the Expiration Date shall survive the expiration or sooner termination of this Lease.

6.5 If any tenant in the Building for any reason shall not be provided all services generally provided by Landlord to other tenants of the Building, then for purposes of determining Operating Costs, Landlord shall reasonably estimate what Operating Costs would have been had such service been provided to all tenants. If any appliances or electrical or mechanical equipment (other than base Building systems) are installed in the Demised Premises or elsewhere on the Real Estate solely for the use of Tenant or the Demised Premises, such appliances or electrical or mechanical equipment shall be maintained in good operating condition by Tenant at its sole cost and expense.

6.6 Tenant shall pay to Landlord, within twenty (20) days of rendition of an invoice therefor, any sales, use, excise or similar tax or assessment imposed upon this Lease or upon all or any portion of the Minimum Rent or Adjusted Minimum Rent payable hereunder.

6.7 Tenant shall reimburse Landlord for all reasonable out-of-pocket expenses in connection with the review by Landlord’s architect, engineer, planner, construction advisor or attorney of any alteration, assignment, sublease, financing, waiver or similar proposed activity or document of or on behalf of Tenant or any Sublessee within twenty (20) days of rendition of an invoice therefor.

7. TENANT’S PERSONAL TAXES

7.1 Tenant agrees to pay all taxes, assessments and fees imposed upon Tenant or on the personal property or operations of Tenant in connection with its use and occupancy of the Demised Premises including, but not limited to, personal property, income, withholding and unemployment compensation taxes, and to hold Landlord harmless from collection of any such taxes out of monies due and owing Landlord or property in which Landlord may have an interest. This provision shall survive the expiration or sooner termination of this Lease.

8. SECURITY

8.1 Tenant shall deposit the Security with Landlord on the date hereof as security for the faithful performance and observance by Tenant of the terms, provisions, covenants and conditions of this Lease. It is agreed that if an Event of Default occurs, Landlord may use, apply or retain the whole or any part of the Security to the extent required for the payment of any Adjusted Minimum Rent or additional rent, or any other sum as to which Tenant is in Default, or for any sum which Landlord may expend or may be required to expend by reason of such Event of Default, including but not limited to, any damages or deficiency in the re-letting of the Demised Premises, whether such damages or deficiency accrued before, after or in the absence of summary proceedings or other re-entry by Landlord.

8.2 If Tenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Lease, the Security shall be returned to Tenant ninety (90) days after the Expiration Date, after delivery of possession of the entire Demised Premises to Landlord as required hereunder, and less any amounts either due and owing Landlord hereunder or reasonably required to return the Demised Premises to the condition required herein.

8.3 In the event of a sale of the Building (with or without the Land) or a leasing of the Building in its entirety to a third party subject to the space leases therein (a “Building Lessor”), Landlord shall have the right to transfer the Security to the grantee or lessee, and Landlord shall thereupon be released by Tenant from all liability for the return of such Security. Landlord shall so notify Tenant of such a sale of the Building or a leasing of the Building in its entirety. Tenant agrees to look solely to the new owner or Building Lessor, as the case may be, for the return of said Security. It is agreed that the provisions hereof shall apply to every transfer or assignment made of the Security to a new Building owner or Building Lessor. The aforementioned provisions shall be self-operative without any further act by Landlord or Tenant necessary to effectuate the same. Tenant further covenants that it will not assign or encumber or attempt to assign or encumber the Security, and that Landlord shall not be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

8.4 If Landlord applies or retains all or any portion of the Security as may be permitted herein, Tenant shall restore within five (5) business days of Landlord’s notice the amount so applied or retained so that at all times during the term hereof the amount deposited with Landlord shall be not less than the amount indicated in Article 1, subject to adjustment pursuant to Articles 16 and 34.

8.5 Tenant shall not designate any portion of the Security as Minimum Rent or Adjusted Minimum Rent due hereunder.

8.6 Tenant acknowledges for itself and its creditors that Landlord retains a lien for rent as established by N.J.S.A. 2A:42-1 et seq, N.J.S.A. 2A:44-165 et. seq. and any successor or similar Laws.

9. USE AND OCCUPANCY

9.1 Tenant covenants to use and occupy the Demised Premises for the Permitted Use and for no other purpose whatsoever, and in compliance with the other provisions of this Lease. Tenant represents that there shall be no walk-in “off the street” business transactions with the general public in or about the Demised Premises.

9.2 Tenant shall not do or permit any act or thing to be done in or to the Demised Premises which is contrary to Law, or which will invalidate, be in conflict with, or increase the rates of any public liability, fire or other policies of insurance at any time carried by or for the benefit of Landlord with respect to the Demised Premises or the Building, or which shall or might subject Landlord to any liability or responsibility to any person or for property or Environmental damage. Tenant shall not keep anything in the Demised Premises which is contrary to Law except as now or hereafter permitted by any Fire Department, Board of Fire Underwriters, Fire Insurance Rating Organization or other similar authority having jurisdiction over the Real Estate, nor shall Tenant use the Demised Premises or any other portion of the Real Estate in a manner which would otherwise present an unreasonable risk to the Building or the occupants thereof. Notwithstanding the foregoing, Tenant shall not be obligated to reimburse Landlord for increases in insurance premiums, nor be in breach of this Lease, resulting from Tenant’s mere use of the Demised Premises for the Permitted Use and not resulting from Tenant’s negligence, misuse or neglect thereof.

10. ACCESS; COMMON AREAS; PARKING

10.1 Subject to the other provisions of this Lease, including Section 10.2, and the Rules and Regulations, Tenant shall have the right of nonexclusive use, in common with others, of (a) automobile parking spaces not designated for use by others, (b) driveways, (c) footways, (d) lobbies, corridors and elevators for access to the Demised Premises; (e) first floor public restrooms, and (f) such other facilities as may be constructed from time to time on the Real Estate and designated by Landlord for Tenant’s use.

10.2 The number of parking spaces in the parking area or areas serving the Building (the “Parking Area”) is limited and must be allocated reasonably among all tenants of the Building. Tenant shall have, at no additional cost to Tenant, a nonexclusive, revocable license (the “License”) to park up to the number of passenger motor vehicles indicated under Allotted Parking in Section 1.1 by Tenant and any Sublessee, or the employees or Visitors of either, in the Parking Area. Landlord shall not be responsible to Tenant for enforcing the License or for violation of the License by other tenants of the Building or by third parties. Landlord agrees to mark, no later than the Commencement Date, at Tenant’s sole reasonable cost and expense, the number of parking spaces indicated under Designated Spaces in Section 1.1 for the exclusive use of Tenant. Said Designated Spaces shall not increase the Allotted Parking defined in Section 1.1.

10.3 Any of the following actions shall be deemed a Default under this Lease: (a) the use of any more than the Allotted Parking by Tenant, any Sublessee or their employees or Visitors; (b) the parking in spaces designated for the exclusive use of any other tenant in the Building by Tenant, any Sublessee or their employees or Visitors; (c) the parking other than in marked parking spaces by Tenant, any Sublessee or their employees or Visitors; or (d) the maintenance, repair or cleaning of any vehicle in the Parking Area by Tenant, any Sublessee or their employees or Visitors. In any of such events, Landlord may suspend or revoke the License should such practice continue after written notice and the expiration of the applicable cure period from Landlord or Managing Agent; and/or Landlord may exercise such other remedies as are provided in this Lease. Landlord shall not be responsible to Tenant for policing Tenant’s Designated Spaces nor for the use thereof by other tenants of the Building or by other third parties.

10.4 If the number of parking spaces in the Parking Area is reduced by circumstances beyond the reasonable control of Landlord, the Allotted Parking and Designated Spaces shall be reduced proportionately, provided that other Building tenants are similarly treated.

10.5 Nothing contained in this Lease shall be deemed to create liability upon Landlord for any damage to motor vehicles in the Parking Area or for any loss of property from within those motor vehicles, or for any injury in the Parking Area to Tenant or any Sublessee or any of their employees or Visitors except to the extent determined to be caused by the gross negligence or willful misconduct of Landlord. Tenant shall acquaint its and any Sublessee’s employees with any parking Rules and Regulations reasonably promulgated by Landlord or Managing Agent (provided that Tenant is notified of such Rules and Regulations) and Tenant assumes responsibility for compliance by said employees with such parking provisions, and shall be liable to Landlord for all unpaid parking charges, if any, incurred by said employees. Landlord agrees that the only Landlord-promulgated parking rules in effect on the date hereof are set forth in this Article 10 and in Lease Exhibit E.

10.6 If Tenant or any Sublessee or the employees or Visitors of either park illegally or in areas designated for use by others, or in driveways, fire lanes or areas not striped for general parking, then Landlord may charge Tenant, as additional rent, fifty and 00/100 dollars ($50.00) per day for each instance each motor vehicle is so parked. In addition, Tenant authorizes Landlord and Managing Agent to tow away from the Parking Area, at Tenant’s sole reasonable cost and expense, vehicles used by Tenant, any Sublessee or any employees or Visitors of either and/or to attach violation stickers or notices to any motor vehicles used by Tenant or any Sublessee or their employees or Visitors parked illegally or in violation of this Article or any parking Rules and Regulations promulgated after the date hereof by Landlord or Managing Agent (provided that Tenant is notified of such new Rules and Regulations). Any amount due from Tenant pursuant to this Article shall be deemed additional rent.

10.7 Tenant shall not conduct, nor permit any Sublessee or the employees or Visitors of either to conduct, any soliciting or picketing in or on any of the common areas of the Real Estate.

10.8 Tenant shall not permit its or any Sublessee’s employees or Visitors to smoke or carry lighted tobacco products in the common areas of the Building, including but not limited to lobbies, elevators, hallways, stairwells, and restrooms. Landlord shall post such areas as nonsmoking areas in accordance with Law.

11. RESTRICTIVE COVENANT - FOOD SERVICE

11.1 Tenant hereby covenants and agrees that it shall not permit the use of the Demised Premises or any portion thereof, for the service of food to anyone other than Tenant’s employees; nor shall Tenant maintain any facilities for the sale or consumption of food to and by anyone other than Tenant’s employees, including vending machines, without, in each case, obtaining the prior written consent of the Landlord, which consent may be withheld in Landlord’s sole discretion.

11.2 Landlord or the owner of the office park in which the Building is located may, at the discretion of either, enter into agreements with third parties for the operation of a restaurant, cafeteria, coffee-cart or similar food service as an amenity for the Building and/or other buildings in said office park. In order to enhance the viability of any such food service, Tenant shall not prepare, contract for, serve or otherwise make available a food service facility in competition with such third parties.

11.3 Tenant shall not suffer or permit the sale or consumption of food or drink in the common areas of the Building or in the driveways or Parking Area of the Real Estate by the employees or Visitors of Tenant or any Sublessee; provided, however, that Tenant’s and any Sublessee’s employees and Visitors may utilize any picnic tables or similar areas on the Real Estate which may be designated by Landlord or Managing Agent for consumption of lunch.

12. TENANT’S CARE AND REPAIR OF DEMISED PREMISES

12.1 Tenant shall, throughout the term of this Lease, take good care of the Demised Premises and maintain, replace or repair the fixtures and appurtenances therein, provided that Tenant shall not be obligated to make structural repairs or structural repairs to Building systems, except as expressly provided in the penultimate sentence of this Section 12.1. Tenant shall give Landlord or Managing Agent prompt notice (to the extent Tenant has knowledge, actual or constructive, thereof) of any maintenance or repairs needed to the Demised Premises or the fixtures therein, including but not limited to lighting fixtures. Tenant shall also be responsible for all damage or injury to the Demised Premises or any other part of the Real Estate and the systems and equipment thereof, whether requiring structural or nonstructural repairs: (a) caused by or resulting from the carelessness, omission, neglect or improper conduct of Tenant, any Sublessee or the employees or Visitors of either; or (b) which arises out of any work, labor, service or equipment done for or supplied to Tenant or any Sublessee, other than performed by Landlord, including without limitation, The Work, as defined in Exhibit F; or (c) which arises out of the installation, use or operation of the property or equipment of Tenant or any Sublessee. Tenant shall also promptly repair all damage to the Building and the Demised Premises caused by the moving of fixtures, furniture and equipment of Tenant or any Sublessee, except to the extent determined to be caused by the gross negligence or willful misconduct of Landlord.

12.2 Tenant shall promptly make, at Tenant’s expense, all repairs in and to the Demised Premises for which Tenant is responsible, using only contractors for the trade or trades in question approved by Landlord or Managing Agent, which approval shall not be unreasonably withheld. Any other repairs in or to the Building or the facilities and systems thereof for which Tenant is responsible shall be performed by Landlord at Tenant’s reasonable expense.

12.3 Tenant shall not clean nor require, permit, suffer or allow any window in the Demised Premises to be cleaned from the outside. Such cleaning shall be governed by the Cleaning Service Rider.

13. TENANT’S WORK AND INSTALLATIONS

13.1 (a) Without Landlord’s prior written consent, which Landlord may withhold in its sole discretion, Tenant shall not make or permit any structural changes in or to the Demised Premises or the Building of any nature, nor any changes to any of the electrical, plumbing or HVAC systems in the Building.

(b) Subject to the prior written consent of Landlord, which consent shall not be unreasonably withheld, and to the provisions of this Article, Tenant or any permitted Sublessee at its expense, may make alterations, decorations, installations, renovations or improvements in or to the interior of the Demised Premises (“Tenant’s Work”) which are non-structural and which do not adversely affect or place unusual loads upon any utility services, or plumbing and electrical lines, or electrical or HVAC systems, by using mechanics or other contractors previously approved by Landlord in its reasonable discretion and properly licensed to do such work in the community where the Real Estate is located; provided, however, Tenant shall have the right to make cosmetic or decorative Tenant’s Work costing less than $25,000.00 in each instance, such as painting, carpeting and wall and floor covering, without the consent of Landlord so long as Tenant has first given Landlord plans and specifications for such work and gives Landlord, within thirty (30) days after substantial completion of such work, as-built plans for such work. Tenant covenants that Tenant’s Work, whether prior, on or subsequent to the Commencement Date, shall be in harmony with any other work in the Real Estate and shall not result in work stoppages or picketing at the Real Estate; and Tenant, at its own expense, shall immediately take whatever steps are necessary to avoid any such work stoppage or picketing.

13.2 Tenant shall not place a load upon any floor of the Demised Premises exceeding either the floor load per square foot of area which it was designed to carry or the amount prescribed by Law. Landlord reserves the right to prescribe the weight and position in the Demised Premises of all safes, file cabinets, bookshelves, business machines (other than desk-top machines) , mechanical equipment and other heavy personal property. Such installations shall be placed and maintained by Tenant, at Tenant’s sole cost and expense, in settings sufficient, in Landlord’s reasonable judgment, to absorb and prevent vibration, noise and annoyance to any occupant of the Building or adjacent properties.

13.3 Tenant shall, before undertaking any Tenant’s Work, at its cost and expense, obtain all permits, approvals and certificates required by any Governmental Authority and (upon completion) certificates of final approval thereof, and shall promptly deliver originals or duplicates of all such permits, approvals and certificates to Landlord or Managing Agent. Tenant agrees to carry and will cause Tenant’s Agents to carry during any activities under this Article such workman’s compensation, general liability, personal and property damage insurance as Landlord may reasonably require, naming Landlord as an additional insured as its interest may appear. Tenant agrees (a) to pay or cause to be paid promptly, when due, the entire cost of any work done by or for Tenant or any Sublessee upon the Demised Premises so that the Demised Premises shall be at all times free of claims or liens for labor or materials; and (b) to defend, indemnify and hold Landlord harmless from and against any and all injury, loss, demands, claims or damages to any person or property occasioned by or in connection with Tenant’s

Work, to the extent not paid to Landlord by the carrier of any insurance, and except to the extent directly due to the gross negligence or willful misconduct of Landlord. After written request by Tenant, Landlord, at Tenant’s expense, shall join in any applications (in form reasonably acceptable to Landlord) for any permits, approvals or certificates from any Governmental Authority required to be obtained by Tenant in connection with any Tenant’s Work or the use of the Demised Premises for only the Permitted Use, and shall sign such applications (in form reasonably acceptable to Landlord) promptly after written request by Tenant and shall otherwise reasonably cooperate with Tenant, at its expense, in connection therewith. Landlord agrees to promptly remedy any violations (except those arising from the acts or omissions of Tenant, which violations Tenant shall promptly remedy at its sole cost) issued with respect to the Demised Premises which shall either prevent Tenant from making any Tenant’s Work in the Demised Premises or from conducting business in the Demised Premises.

13.4 Notwithstanding the foregoing, if any mechanic’s or other lien is filed against the Demised Premises or the Building for work claimed to have been done for or materials or services furnished to Tenant or any Sublessee, whether or not done pursuant to this Article, the same shall be discharged by Tenant within thirty (30) days after notice thereof from Landlord or Managing Agent, at Tenant’s expense, by posting a bond or taking such other steps as may be required by Law. If Tenant fails to discharge such lien within such thirty-day period, Landlord may do so on Tenant’s behalf at Tenant’s sole reasonable cost and expense.

13.5 All fixtures and all paneling, partitions, railings, flooring, electrical conduits and cabling and like improvements installed in the Demised Premises at any time, either by Tenant or any Sublessee or by Landlord on Tenant’s behalf, shall, upon installation, become the property of Landlord and shall remain upon and be surrendered with the Demised Premises, unless Landlord, by notice to Tenant no fewer than twenty (20) days prior to the expiration or sooner termination of this Lease, elects to relinquish Landlord’s right thereto and to have same removed by Tenant, in which event the same shall be removed from the Demised Premises by Tenant prior to the expiration of the Lease, at Tenant’s sole cost and expense.

13.6 Nothing in this Article shall be construed to give Landlord title to or to prevent Tenant’s removal of Tenant’s or any Sublessee’s moveable trade fixtures, office furniture and equipment, but upon removal of any such property from the Demised Premises or upon removal of other improvements as may be required by Landlord pursuant to the terms of this Lease, Tenant shall immediately and at its expense, repair and restore the Demised Premises to the condition existing prior to installation and shall repair any damage to the Demised Premises or the Building due to such removal.

13.7 All monies due Landlord or Landlord’s agent or contractor by Tenant for work performed pursuant to Article 12 or this Article shall be paid within twenty (20) days of Tenant’s receipt of an invoice therefor. All such monies which are not timely received by Landlord or Landlord’s contractor shall accrue interest from the due date at the rate of Interest, or such higher rate as may normally be charged to Landlord by its contractor.

13.8 Tenant shall promptly remove or correct any Tenant’s Work not performed in accordance with this Article and, in the case of removal, restore the Demised Premises to its preexisting condition.

13.9 Tenant, at its cost and expense, shall remove from the Demised Premises and the Building all boxes and other packaging resulting from Tenant’s or any Sublessee’s installations, alterations, renovations and decorations.

13.10 Upon Landlord’s demand, Tenant shall pay Landlord as additional rent a fee established by Landlord for any reasonable out-of-pocket supervisory, administrative and/or coordination services that Landlord may (but shall not be obligated to) perform in connection with Tenant’s Work. Landlord’s performance of all or any of such services (i) shall be without liability to or recourse against Landlord, except to the extent due to the gross negligence or willful misconduct of Landlord, (ii) shall not release Tenant from its obligation to strictly comply with each and every provision of this Lease relating to Tenant’s Work and (iii) shall not constitute any warranty by Landlord regarding adequacy of design, workmanship or quality of materials.

14. COMPLIANCE WITH LAWS

14.1 Tenant, at Tenant’s sole cost and expense, shall promptly comply with (a) all present and future Laws of all Governmental Authorities and all changes therein applicable to Tenant or to the Demised Premises or, to the extent incumbent upon Tenant, to any other portion of the Real Estate; (b) any direction of any public officer pursuant to Law; and (c) all Laws which shall impose any violation, order or duty upon Landlord or Tenant with respect to the Demised Premises or, to the extent incumbent upon Tenant, any other portion of the Real Estate, arising out of Tenant’s particular occupancy, use or manner of use thereof (including Tenant’s Permitted Use). Subject to Section 12.1 hereof, nothing herein shall require Tenant to make structural repairs, Building system repairs or alterations which are structural in nature, unless Tenant’s particular use of the Demised Premises or method of operation therein shall be in violation of any such Law or shall result in the Demised Premises or the Building being in violation of such Law. Landlord shall cure all violations of Laws generally applicable to the Real Estate as a whole, to the extent such violations are not attributable to Tenant’s particular manner of use of the Demised Premises, with the cost of such curing to be included as an Operating Cost, as applicable, to the extent permitted in Article 6 hereof. Tenant shall have no obligation to cure violations of conditions which existed at the Real Estate or Demised Premises prior to the Commencement Date.

14.2 Tenant may, at its expense (and if necessary, in the name of but without expense to Landlord) contest by appropriate proceedings, prosecuted diligently and in good faith, the validity or applicability to the Demised Premises of any such Law, and Landlord, at Tenant’s reasonable expense, shall cooperate with Tenant in such proceedings; provided that (a) Tenant shall defend, indemnify and hold Landlord harmless against all liability, loss or damage which Landlord shall suffer by reason of such non-compliance or contest, including, but not limited to, reasonable attorney’s fees and other expenses reasonably incurred by Landlord, provided that Tenant’s indemnity shall not cover the negligence or willful misconduct of Landlord; (b) such non-compliance or contest shall not constitute or result in any violation of any superior lease or superior mortgage, or if such superior lease and/or superior mortgage shall permit such non-compliance or contest on condition of the taking of action or furnishing of security by Landlord, such action shall be taken and such security shall be furnished at the sole cost and expense of Tenant; (c) such non- compliance or contest shall not subject Landlord to prosecution for a criminal offense; (d) such action shall not cause the Demised Premises or any part thereof or of the Real Estate to become subject to a lien or to be condemned or vacated; and (e) Tenant shall keep Landlord advised as to the status of such proceedings.

15. ENVIRONMENTAL COMPLIANCE

15.1 Tenant shall, at Tenant’s own cost and expense, comply with the Industrial Site Recovery Act (N.J.S.A. 13:1K-6 et seq.), the Comprehensive Environmental Response, Compensation & Liability Act (42 U.S.C. 9601 et seq.), the Spill Compensation and Control Act (N.J.S.A. 58:10-23.11 et seq.), any and all amendments thereto and regulations and orders promulgated thereunder, and any other Environmental Law affecting the Demised Premises or the Real Estate, to the extent related to or arising out of the particular use or occupancy of the Demised Premises by Tenant or any Sublessee.

15.2 Tenant shall, at Tenant’s own cost and expense, make all submissions to, provide all information to, and comply with all requirements of, the Bureau of Industrial Site Evaluation of the New Jersey Department of Environmental Protection, or the U.S. Environmental Protection Agency, or any other Governmental Authority having Environmental jurisdiction over the Real Estate or any portion thereof or the occupants thereof (collectively, an “Environmental Authority”) which are related to or arise out of the use and occupancy of the Demised Premises.

15.3 Should any Environmental Authority determine that a cleanup or similar plan be prepared or that a cleanup be undertaken because of any spills or discharges of hazardous substances or wastes in or about the Real Estate caused by Tenant, any Sublessee or the employees or Visitors of either, then Tenant shall, at Tenant’s own expense, promptly and diligently prepare and submit the required plans and financial assurances, and carry out the approved plans to the satisfaction of such Environmental Authority. Tenant acknowledges that its obligations under this Article may arise if there is any closing, termination or transfer of operations of Tenant or any Sublessee which is classified as an industrial establishment, or from a transfer of the Real Estate or any portion thereof which falls under the purview of an Environmental Authority.

15.4 At no expense to Landlord, Tenant shall promptly provide all information reasonably requested by Landlord or Managing Agent or by any Environmental Authority for preparation of non-applicability affidavits and similar documents for submission to such Environmental Authority, and shall promptly sign such affidavits when requested by Landlord or Managing Agent.

15.5 Notwithstanding anything to the contrary contained herein, Landlord, to the best of its information, knowledge and belief and without having conducted any independent investigation, represents to Tenant that, as of the date hereof, the Demised Premises are free from unlawful quantities of asbestos and other unlawful quantities of hazardous substances prohibited by Laws in effect on the date hereof; Landlord shall indemnify, defend, and hold Tenant harmless from all fines, suits, procedures, claims and actions of any kind arising out of or in any way connected with the presence of, or any spills or discharges of, unlawful quantities of hazardous substances prohibited by Laws, at the Demised Premises or Real Estate which occur prior to the Term and are not caused by Tenant, its employees, agents, contractors or invitees, and Landlord agrees to remediate such unlawful quantities of hazardous substances prohibited by Laws, in compliance with all then applicable Laws.

16. ASSIGNMENT; SUBLEASING

16.1 Tenant, for itself, its legal representatives, creditors, heirs, distributees, administrators, trustees, successors and assigns, expressly covenants that it shall not assign, mortgage, pledge or otherwise encumber this Lease; nor, except as specifically set forth below, underlet, or suffer or permit the Demised Premises or any part thereof to be used by anyone other than the Tenant named in Section 1.1.

16.2 For purposes of this Article, any occupancy arrangement (including, without limitation, verbal agreements, management agreements, concessions, licenses and space-sharing agreements or arrangements) affecting all or any part of the Demised Premises, other than a direct lease with Landlord or an assignment of this Lease permitted hereunder, shall be referred to as a “Sublease”; and any user or occupant of all or part of the Demised Premises, other than the Tenant or an assignee permitted under this Article shall be referred to as a “Sublessee.”

16.3 If Tenant shall desire to assign this Lease, or to permit a Sublessee to use or occupy all or any portion of the Demised Premises (“sublease” or a “Subleasing”), Tenant shall first submit in writing to Landlord or Managing Agent a notice (“Tenant’s Transfer Notice”) setting forth in reasonable detail:

(a) the identity and address of the proposed assignee or Sublessee;

(b) the terms and conditions of the assignment or Subleasing;

(c) the nature and character of the business of the proposed assignee or Sublessee and its proposed use of the Demised Premises;

(d) evidence that the proposed assignee or Sublessee is a United States citizen or legal entity qualified to do business in the State of New Jersey and organized and in good standing under the laws of one of the States of the United States;

(e) banking, financial and other credit information relating to the proposed assignee or Sublessee reasonably sufficient to enable Landlord to determine the proposed assignee’s or Sublessee’s financial responsibility; and

(f) in the case of a Subleasing of only a portion of the Demised Premises, a preliminary plan for Tenant’s layout, partitioning, and electrical installations for the portion of the Demised Premises to be subleased.

16.4 (a) If Tenant is not then in Default and the nature and character of the business of the proposed assignee or Sublessee, and the proposed use and occupancy of the Demised Premises, or any portion thereof, by the proposed assignee or Sublessee, is in keeping and compatible with the Permitted Use and the dignity and character of the Building, then, Landlord agrees not to unreasonably withhold or delay its consent to any such proposed assignment or Subleasing. Tenant shall, in Tenant’s Transfer Notice, advise Landlord of Tenant’s intention to assign this Lease or to permit a Subleasing of all or any part of the Demised Premises, from, on and after a stated date, which date Tenant agrees shall not be less than sixty (60) days after the sending of Tenant’s Transfer Notice. Upon Landlord’s receipt of Tenant’s Transfer Notice, Landlord shall have the right (“Landlord’s Recapture Right”), to be exercised by giving written notice (“Landlord’s Recapture Notice”) to Tenant within sixty (60) days after receipt of Tenant’s Transfer Notice, to either (1) recapture all of the space described in Tenant’s Transfer Notice, or (2) reasonably approve or disapprove of any such proposed assignment or Subleasing. Landlord’s Recapture Notice shall, if given, cancel and terminate this Lease with respect to the space described in Landlord’s Recapture Notice as of a date established by Landlord and communicated to Tenant in Landlord’s Recapture Notice.

(b) If less than all of the Demised Premises are recaptured by Landlord, Landlord shall construct and erect such partitioning and modify Building systems as may be required to separate the space retained by Tenant from the space recaptured. The reasonable cost of such alterations shall be borne fully and exclusively by Tenant, shall constitute additional rent hereunder and shall be payable to Landlord within twenty (20) days following a statement to Tenant from Landlord or Managing Agent for the amount thereof. The Minimum Rent and/or the Adjusted Minimum Rent, Tenant’s Occupancy Percentage, and Tenant’s Allotted Parking shall be adjusted pursuant to a written amendment to this Lease on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet demised under this Lease immediately prior to such recapture; and this Lease, as so amended, shall continue thereafter in full force and effect as to the portion of the Demised Premises retained by Tenant.

16.5 In addition to the foregoing requirements, (a) no Sublease shall violate any Law or result in the occupancy of the Demised Premises by more than two sole proprietors, firms, partnerships or corporations, including the Tenant hereunder;(b) no Sublease shall be for a term of less than two years, unless the unexpired term of this Lease shall be less than two years at the commencement of the Sublease; (c) no assignee or Sublessee shall be an existing tenant of, or any party then negotiating for space in, the Building, or any other land or building in the office park in which the Building is located which is (1) owned by Landlord, any affiliate of Landlord or any partnership in which Landlord or an affiliate of Landlord is a partner, or (2) managed by Landlord or an affiliate of Landlord (any such property referred to under subsection 16.5(c) (1) or (2) being hereinafter referred to as an “Affiliated Property”), provided there is comparable space at such Affiliated Property; (d) no Sublease shall result in the occupancy of less than 1,000 square feet of space; (e) there shall be no Default under any of the terms and conditions of this Lease at the time of Tenant’s

Transfer Notice or at the effective date of such assignment or Subleasing; (f) no assignment or Subleasing shall be advertised for a rental rate less than that currently being charged for comparable space in the Building or any Affiliated Property; and (g) Tenant shall pay when due all brokerage or similar commissions arising from any assignment or Sublease.

16.6 Anything to the contrary in this Article notwithstanding, Landlord shall not consent to any assignment or Sublease unless Tenant agrees at the time of the proposed assignment or Sublease and in Tenant’s Transfer Notice to pay over to Landlord fifty percent (50%) of (a) all consideration (of whatever nature) that would be payable by the prospective assignee or Sublessee to Tenant, whether in one or more payments or transfers and whether pursuant to such assignment or Sublease or any other agreement related thereto, which exceeds (b) the pro rata share of the Adjusted Minimum Rent plus Tenant’s Share of Taxes allocable to the Demised Premises, or the relevant portion thereof, payable by Tenant hereunder, after first deducting therefrom the amount of Tenant’s Costs. “Tenant’s Costs” shall mean the reasonable, documented, out-of-pocket expenses actually incurred by Tenant in connection with the assignment or subletting in question for transfer taxes, brokerage commissions, advertising expenses, attorneys’ fees, any commercially reasonable rent credit or concession or work allowance and any reasonable tenant improvement work performed by Tenant at its expense in connection with such assignment or subletting based on bills, receipts or other evidence of such costs reasonably satisfactory to Landlord.

16.7 Any Sublease must specifically provide that (a) it shall be subject and subordinate to all of the terms and conditions of this Lease; (b) the use of the Demised Premises thereunder shall be restricted exclusively to the Permitted Use; (c) the term thereof shall not extend beyond the Expiration Date; (d) no Sublessee or its heirs, distributees, executors, administrators, legal representatives, trustees, successors or assigns, without the prior consent of Landlord in each instance, which consent Landlord may withhold in its absolute discretion, shall (1) assign, whether by merger, consolidation or otherwise, mortgage or encumber its interest in any Sublease, in whole or in part, (2) Sublease or permit the Subleasing of, that part of the Demised Premises affected by such Subleasing or any portion thereof, or (3) permit such part of the Demised Premises affected by such Subleasing or any part thereof to be occupied or used, by any person other than such Sublessee; and (e) in the event of cancellation or termination of this Lease for any reason whatsoever or of the surrender of this Lease, whether voluntary, involuntary or by operation of Law, prior to the expiration date of such Sublease, including any extensions and renewals granted thereunder, the Sublessee, at Landlord’s option and in its sole discretion, shall either vacate the Demised Premises or shall make full and complete attornment to Landlord for the balance of the term of the Sublease, which attornment shall be evidenced by an agreement in form and substance reasonably satisfactory to Landlord which the Sublessee shall execute and deliver within five (5) business days after request by Landlord. The Sublessee shall waive the provisions of any Law now or hereafter in effect which may give the Sublessee any right of election to terminate the Sublease or to surrender possession of the Demised Premises in the event any proceeding is brought by Landlord to terminate or assume this Lease.

16.8 No assignee or Sublessee shall receive any credit whatsoever from Landlord for security deposits, rent or any other monies paid to Tenant unless same shall have been actually received and receipted by Landlord.

16.9 Each of the following events shall be deemed to constitute an “assignment” of this Lease and shall require the prior written consent of Landlord in each instance as provided in this Article; any person or entity making an assignment shall be referred to herein as an “assignor”, and any person or entity to whom an assignment is made shall be referred to herein as an “assignee”:

(a) Any assignment or other transfer of this Lease by operation of Law;

(b) Any hypothecation, pledge or collateral assignment of this Lease;

(c) Any assignment or other transfer of this Lease in connection with bankruptcy or creditor’s rights;

(d) Any transfer or acquisition, whether in a single transaction or cumulatively, of (1) the majority of the issued and outstanding stock or voting interests of a corporate Tenant, except as may occur through public trades on any recognized security exchange or over-the-counter market; (2) a majority of the equitable or voting interests of a Partnership Tenant; or (3) any general partnership interest of a Partnership Tenant (each of the foregoing being referred to as a “Controlling Interest”); or

(e) Any issuance (other than in a public offering) of an interest or interests in Tenant (whether stock or partnership interests or otherwise) to any person, entity or group of related persons or affiliated entities, whether in a single transaction or in a series of related or unrelated transactions, such that following such issuance, such person, entity or group shall hold a Controlling Interest in Tenant.

16.10 Tenant, its Sublessees, and their respective legal representatives, heirs, distributees, executors, administrators, trustees, creditors, successors and assigns acknowledge and agree that the restriction that Landlord’s consent under certain circumstances to a proposed assignment of this Lease or to a Subleasing shall not be unreasonably withheld shall not be intended or construed as an agreement or covenant on the part of Landlord, but rather as a qualification on Tenant’s covenant not to assign this Lease or enter into or permit any Sublease; and it is further agreed that Landlord shall not be liable in damages or subject to liability of any kind or nature whatever by reason of Landlord’s failure or refusal to grant its consent to any proposed assignment of this Lease or Subleasing of the Demised Premises, the sole and exclusive recourse being a declaratory judgment on the question of Landlord’s reasonableness.

16.11 It is a condition to the effectiveness of any assignment or Sublease otherwise complying with this Article that (a) Tenant shall increase on Landlord’s demand the amount of Security deposited with Landlord by a sum to be reasonably determined by Landlord and (b) the assignee shall execute, acknowledge and deliver to Landlord an agreement in form and substance reasonably satisfactory to Landlord whereby the assignee assumes with respect to the period from and after the date of the assignment all obligations of Tenant under this Lease, and agrees that the provisions of this Article shall continue to be binding upon it in respect of all future assignments of this Lease. No assignment of this Lease shall release the assignor from its continuing obligations to Landlord under this Lease or any renewals, extensions or modifications thereof, except as expressly herein provided; and Tenant and any subsequent assignor shall continue to remain jointly and severally liable (as primary obligor) for all of Tenant’s obligations hereunder.

16.12 Tenant, at its expense, covenants to obtain all permits, approvals and certificates of occupancy required by any Governmental Authority for any work or in connection with any assignment of this Lease or any Sublease and any alterations to the Demised Premises in connection therewith, and Tenant shall deliver copies of the same to Landlord prior to the commencement of work, if work is to be done, and prior to the occupancy of any or all of the Demised Premises by the assignee or Sublessee. All such alterations shall be in strict compliance with Article 13 hereof. Tenant shall submit a duplicate original counterpart of the assignment or Sublease to Landlord within five (5) business days of the date of execution.

16.13 If Landlord withholds its consent to any proposed assignment or Sublease as permitted in this Article, or if Landlord exercises Landlord’s Recapture Right under Section 16.4, Tenant shall indemnify, defend and hold harmless Landlord against and from all loss, liability, damage, cost and expense (including attorneys’ fees and disbursements) resulting from any claims that may be made against Landlord by the proposed assignee or Sublessee or by any brokers or other persons claiming a commission or similar compensation in connection with the proposed assignment or Sublease.

16.14 If Landlord consents to any proposed assignment or Sublease and Tenant fails to consummate the assignment or Sublease to which Landlord consented within sixty (60) days after the giving of such consent, Tenant shall be required again to comply with all of the provisions and conditions of this Article before assigning this Lease or Subleasing all or part of the Demised Premises.

16.15 The joint and several liability of the named Tenant and any immediate or remote successor in interest of the named Tenant for the due performance and observance of all covenants and conditions to be performed and observed by Tenant hereunder shall not be impaired by any agreement of Landlord or Managing Agent extending the time for such performance or observance or by Landlord or Managing Agent’s waiving or failing to enforce any provision of this Lease.

16.16 The listing of any name other than that of Tenant or any permitted assignee or Sublessee on any door of the Demised Premises or on any directory or in any elevator in the Building or otherwise shall be at Landlord’s sole discretion, and shall not operate to vest in the person so named any right or interest in this Lease or in the Demised Premises or the Building, or be deemed to constitute, or serve as a substitute for, any prior consent required under this Article, and it is understood that any such listing shall constitute a license extended by Landlord which shall be revocable at Landlord’s will by written notice to Tenant.

16.17 If this Lease is assigned, or if the Demised Premises or any part thereof is subleased, Landlord may, after a Default, collect rent directly from the assignee or Sublessee and apply the net amount collected to the rent herein reserved; but no such assignment, Subleasing or collection shall be deemed a waiver of this covenant or the acceptance of the assignee or Sublessee as a tenant, or a release of Tenant from the further performance by Tenant of any of the covenants on the part of Tenant contained herein; and no such collection of rent by Landlord shall be characterized as a termination, cancellation or modification of this Lease, unless Landlord so notifies Tenant in writing.

16.18 Any provisions of this Article to the contrary notwithstanding, but subject to the other terms, conditions and provisions contained in said Article, including but not limited to Section 16.3:

(a) Tenant shall have the right, without the consent of Landlord and free of Landlord’s Recapture Right and free of Landlord’s rights under Section 16.6, but after Landlord’s receipt of Tenant’s Transfer Notice, to assign this Lease or sublease all or any part of the Demised Premises to any corporation or other legal entity controlling, controlled by or under common control with Tenant; provided that no such assignee shall further assign this Lease or sublease any or all of the Demised Premises and no such Sublessee shall assign or encumber its Sublease or further sublease all or any part of the Demised Premises; and provided, further, that any event resulting in such assignee or Sublessee ceasing to be a corporation or legal entity controlling, controlled by or under common control with Tenant shall be deemed to be an assignment or Sublease requiring the prior consent of Landlord pursuant to the provisions of this Article and Tenant shall thereupon comply with all provisions of this Article applicable thereto. For purposes hereof, “control” means, in the case of a corporation, ownership or voting control of at least fifty-one percent (51%) of the issued and outstanding voting stock of such corporation, and in case of a joint venture, partnership or limited liability company, or similar entity, ownership of at least fifty-one percent (51%) of all the general or other partnership or membership (or similar) interests therein.

(b) Tenant shall also have the right, without the consent of Landlord and free of Landlord’s Recapture Right and free of Landlord’s rights under Section 16.6, but after Landlord’s receipt of Tenant’s Transfer Notice, to assign this Lease to any corporation or other legal entity succeeding to Tenant by merger or consolidation in accordance with applicable statutory provisions for merger or consolidation of corporations or legal entities or by purchase of all or substantially all of Tenant’s assets; provided that subsequent to such merger, consolidation or purchase, the credit, liquidity, financial strength, assets and liabilities of the successor corporation or the purchasing corporation, as the case may be, shall be at least equal to the credit, liquidity, financial strength, assets and liabilities of Tenant immediately prior to such merger, consolidation or purchase and this fact shall be so certified by the chief financial officer of the assignor and the assignee. Furthermore, transfers of stock, partnership, membership or other equity interests among the existing owners and holders of such interests may occur without the consent of Landlord, free of Landlord’s Recapture Rights and free of Landlord’s rights under Section 16.6.

(c) It is Landlord’s intent to permit assignment and Subleasing pursuant to this Section exclusively as an accommodation to the bona fide and legitimate business organizational needs of Tenant, and notwithstanding the provisions hereof, no assignment of this Lease or Subleasing of all or any part of the Demised Premises without Landlord’s consent hereunder shall be permitted where the sole or primary purpose of such assignment or Subleasing is to permit occupancy of all or any part of the Demised Premises by a third party in avoidance of Landlord’s consent, or in the case of a corporation’s purchasing all or substantially all of Tenant’s assets, where this Lease constitutes all or a substantial portion of such assets.

(d) By no later than five (5) days after any assignment of this Lease or Subleasing under this Section 16.18 is consummated, Tenant shall give Landlord written notice of any such assignment of this Lease or Subleasing accompanied by all documentation required by Landlord to establish compliance with the requirements of subsections (a) and (b) above, and Tenant shall also provide Landlord, by no later than five (5) days after any assignment of this Lease or Subleasing under this Section 16.18 is consummated, with a copy of any executed instrument of merger, consolidation or assignment or the executed Sublease, as the case may be.

17. NOTIFICATION BY TENANT

17.1 Tenant shall inform Landlord or its Managing Agent immediately in case of fire or accident within the Demised Premises or elsewhere upon the Real Estate if involving Tenant, any Sublessee, or the employees or Visitors of either, or if Tenant has actual knowledge of such fire or accident.

18. RULES AND REGULATIONS

18.1 Tenant, for itself and for any Sublessee and their employees and Visitors, covenants to comply with the Rules and Regulations. Landlord and Managing Agent shall have the right to make reasonable additions and amendments to the Rules and Regulations from time to time, and Tenant, on behalf of itself, any Sublessee and their employees and Visitors, agrees to comply with such additions and amendments after deliveries of copies thereof to Tenant. Landlord shall not discriminatorily enforce any Rules and Regulations against Tenant or promulgate any additional Rules and Regulations that would have a discriminatory effect on Tenant. In the event of any conflict between the terms and provisions of this Lease and the terms and provisions of the Rules and Regulations, the terms and provisions of this Lease shall control.

19. PEACEABLE ENJOYMENT

19.1 Subject to the terms and provisions of this Lease and to all mortgages and ground leases of record to which this Lease may be or may become subordinate, Tenant, upon timely payment of all Minimum Rent, Adjusted Minimum Rent, additional rent, and other monies due and payable by Tenant hereunder and upon Tenant’s observing, keeping and performing all of the other terms and provisions of this Lease, shall lawfully, peaceably and quietly have, hold, occupy and enjoy the Demised Premises during the Term hereof.

20. SURRENDER

20.1 Upon the last day of the Term of this Lease, or the sooner termination thereof, Tenant shall quit and surrender the Demised Premises to Landlord in good order, condition and repair, except for ordinary wear and tear, casualty and condemnation; and to the extent Tenant is responsible for hazardous substances, wastes or conditions under Section 15.3 hereof or other applicable provisions of the Lease, the Demised Premises and the remainder of the Real Estate shall be free of any and all hazardous substances, wastes or conditions and in compliance with all applicable Laws of any Environmental Authority with respect to any hazardous substances or wastes for which Tenant is responsible hereunder or pursuant to any Law.

20.2 Prior to or upon the expiration or sooner termination of this Lease, Tenant, at its own cost and expense shall remove from the Demised Premises all trade fixtures, partitions, equipment, personal property, or other improvements required to be removed from the Demised Premises pursuant to Article 13 without injury to the Demised Premises. All such property that is not removed from the Demised Premises prior to the expiration or sooner termination of this Lease shall be, at the election of Landlord and with absolutely no liability whatsoever to Tenant or any Sublessee, either (a) retained or disposed of by Landlord as its own property without any obligation whatsoever to Tenant or any Sublessee or (b) removed from the Demised Premises and disposed of by any means whatsoever by Landlord, at Tenant’s sole reasonable cost and expense.

20.3 Tenant’s obligation to observe the covenants contained in this Article shall survive the expiration or sooner termination of this Lease.

20.4 Notwithstanding anything to the contrary contained herein, if the last day of the Term of this Lease or any renewal or extension thereof falls on Sunday, this Lease shall expire at noon the preceding Saturday; if the last day of the Term of this Lease or any renewal or extension thereof falls on a Legal Holiday, this Lease shall expire at noon on the preceding business day.

21. HOLDING OVER

21.1 Tenant shall pay Landlord (a ) during the first month of such holdover, one hundred fifty percent (150%) of the Minimum Rent for a full month then applicable under the Lease for that month or partial month during which Tenant or any Sublessee retains possession of the Demised Premises, or any part thereof, after the expiration or earlier termination of this Lease, and (b) after such first month, two hundred percent (200%) of the Minimum Rent for a full month then applicable under the Lease, for each month or each partial month during which Tenant or any Sublessee retains possession of the Demised Premises, or any part thereof, after the expiration or earlier termination of this Lease.

21.2 Nothing contained in this Lease, nor the paying by Tenant and acceptance by Landlord or Managing Agent of holdover rent, nor any verbal consent by anyone nor any detrimental reliance by Tenant or any Sublessee, shall be construed as a consent by Landlord to the occupancy or possession by Tenant or such Sublessee of the Demised Premises or any portion thereof beyond the Expiration Date or sooner termination of the term hereof, unless consented to in writing by Landlord in its sole discretion. Landlord, on and at all times after the thirtieth (30th) day after the Expiration Date or sooner termination of the term hereof, shall also be entitled to consequential damages and to the benefit of all other available legal remedies for summary possession of the Demised Premises.

22. INDEMNITY

22.1 Tenant shall be strictly liable for the acts and omissions of Tenant, its Sublessee(s) and any Visitors with respect to the Real Estate. In accordance therewith, Tenant shall defend, indemnify and hold harmless Landlord, Mack-Cali Realty Corporation, Mack-Cali Realty, L.P., and their respective affiliates, subsidiaries, designees, directors, officers, partners, employees, shareholders and agents and their predecessors in interest and successors and assigns against and from (a) any and all claims (1) arising from the conduct of Tenant or any Sublessee, or the employees or Visitors of either, or of any business or any work or thing whatsoever done to the Demised Premises, or any condition created in or about the Demised Premises (other than by Landlord, its agents or employees) during the term of this Lease, except to the extent due to the gross negligence or willful misconduct of Landlord, its agents or employees, or (2) arising from any negligent or otherwise wrongful act or omission of Tenant or any Sublessee, or the employees or Visitors of either; (b) any failure by Tenant or any Sublessee to comply with the provisions of this Lease; (c) all costs, expenses and liabilities incurred by Landlord in connection with each such claim or action or proceeding brought thereon, including but not limited to all legal fees and expenses; and (d) upon the thirtieth (30 th) day after the Expiration Date or sooner termination of the term hereof, any damages suffered by Landlord due to the holding over in the Demised Premises by Tenant or any Sublessee beyond the expiration or sooner termination of this Lease. Neither Tenant nor Landlord shall be liable for or indemnify the other party or any party claiming through the other party for consequential damages, except that in the case of holding over lasting thirty (30) days or longer, Tenant shall be liable for and indemnify Landlord, or any party claiming through Landlord, for consequential damages.

22.2 In case any action or proceeding shall be brought against Landlord or any of the foregoing indemnitees by reason of any such claim, Tenant, upon notice from Landlord, shall resist and defend such action or proceeding with counsel previously and reasonably approved by Landlord.

22.3 Landlord shall indemnify, defend and hold Tenant harmless from any loss adjudged to have been solely caused by the gross negligence or willful misconduct of Landlord.

23. LANDLORD’S WORK

23.1 Landlord shall be required to undertake the work to make the Demised Premises ready for Tenant’s occupancy (“Landlord’s Work”), such work shall be set forth in Exhibit F Landlord’s Work Letter.

24. SERVICES TO BE PROVIDED BY LANDLORD

24.1 Subject to the other provisions hereof, Landlord shall maintain in good working order and repair and replace the exterior and the structural portions of the Building, including the structural portions of the Demised Premises, the common portions of the Building interior, the Parking Areas and the common areas, and the Building plumbing, electrical, HVAC systems, elevator, fire safety, sprinkler and all mechanical systems including those Building systems serving the Demised Premises. Such services shall be included in Operating Costs. To the extent Tenant has knowledge, actual or constructive, thereof, Tenant agrees to give prompt notice to Landlord or Managing Agent of any condition in the Demised Premises in need of repair. Landlord agrees to perform any repairs that it is required to make with reasonable diligence under the circumstances and with reasonable efforts to avoid material interference with Tenant’s use and occupancy of the Demised Premises.

24.2 Landlord shall provide the following services to Tenant, the cost of which services shall be included in Operating Costs:

(a) Public elevator service on business days from 8 a.m. to 6 p.m. and one elevator subject to call at all other times.

(b) Subject to Article 26, HVAC to the Demised Premises and the Building.

(c) Hot and cold water to the Demised Premises for ordinary lavatory, pantry, drinking, cleaning and sprinkler purposes; provided, however, if Tenant uses or consumes water for any other purposes or, in Landlord’s reasonable opinion, in quantities per square foot of Demised Premises which are in excess of the Building average, Landlord may install a water meter at Tenant’s cost and expense to register such water consumption; Tenant shall thereafter maintain the water meter in good working order and repair and shall be obligated to pay Landlord reasonable amounts as additional rent for water consumed as shown on said meter.

(d) Subject to the Cleaning Service Rider and Article 27, cleaning service for the Demised Premises and for the common areas of the Building.

(e) The listing of Tenant’s name on the Building lobby directory, if any; provided that any changes to Tenant’s listing on said directory or any other directory in the Building or on the remainder of the Real Estate shall be (1) in conformity with Landlord’s Building standard design, (2) prepared by Landlord and at Tenant’s expense, if subsequent to the Commencement Date; and (3) for the Tenant named in Article 1 or such Sublessee or assignee permitted in strict compliance with Article 16. Landlord shall have no obligation to list more than two names on the Building lobby directory.

(f) Maintain in good working order, repair and, if necessary, replace the Building fire alarm system and the Building sprinkler system in the Building, including without limitation, in the Demised Premises.

(g) Any additional Building access cards required by Tenant shall be provided to Tenant by Landlord at Tenant’s reasonable expense. Any access system for the Demised Premises: (1) shall be installed at Tenant’s expense in strict accordance with this Lease, (2) is subject to the prior written consent of Landlord in accordance with Article 13 hereof, (3) must be removed by Tenant, at its expense by the end of the term, if so requested by Landlord, in accordance with Article 13 hereof, and any damage resulting from such removal, if such removal is required by Landlord, must be repaired by Tenant at its expense by the end of the term, and (4) is subject to Rule and Regulation 8 hereof.

24.3 Landlord reserves the right to stop any of the services to be provided hereunder when reasonably necessary by reason of accident or emergency, or for repairs, alterations, replacements or improvements which Landlord, in its reasonable discretion, may deem necessary or desirable, without same affecting Tenant’s obligations hereunder. Landlord agrees that while exercising its right to stop service of the Building systems or utilities, Landlord shall use reasonable efforts to minimize any material disruption of Tenant’s use and occupancy of and business in the Demised Premises.

24.4 Landlord agrees that Tenant shall have access to the Demised Premises 24 hours per day, 365 days per year, subject to force majeure, Landlord’s reasonable Rules and Regulations and directives of Governmental Authorities.

25. ELECTRICITY

25.1 Landlord’s obligation to supply electric current shall be limited to the current required to power the Building standard HVAC systems, elevators, and the lighting of common areas of the Building and the Real Estate, the costs of which shall be included in Operating Costs.

25.2 The cost of electric current which is supplied by Landlord for use by Tenant in the Demised Premises, other than for heating or air conditioning purposes, will be reimbursed to Landlord at the Electric Rate. Landlord represents that the risers, electrical conductors, wiring installations, machinery and equipment in and otherwise serving the Demised Premises shall be capable of supplying to the Demised Premises, a minimum of six (6) watts connected load per rentable square foot of the Demised Premises (exclusive of HVAC). The “Electric Rate” will mean the Service Classification pursuant to which Tenant would purchase electricity directly from the utility company servicing the Building, provided, however, at no time shall the amount payable by Tenant for electricity be less than Landlord’s cost, and provided further that in any event, the Electric Rate shall include all applicable surcharges, and demand, energy, losses, fuel adjustment and time of day charges (if any) , taxes and other sums payable in respect thereof.

a. From and after the Commencement Date, Tenant agrees to pay as Additional Rent an estimated electrical charge of $.15 per gross rentable square foot per month, payable on the first day of each and every month, until such time as an electrical survey can be performed pursuant to subparagraph b. below.

b. Landlord will have an electrical engineering consultant make a survey of the electric power used in the Demised Premises to determine Tenant’s average monthly electric consumption, and the reasonable costs of such survey will be borne by Tenant. The findings of the consultant will be conclusive and binding on Landlord and Tenant, except as provided in Section 25.2(h). After Landlord’s consultant has submitted its report, Tenant will pay to Landlord, within twenty (20) days after demand therefor by Landlord, the amount (based on the average monthly consumption found by such consultant and applying the Electric Rate thereto) owing from the Commencement Date through and including the then current month, adjusted for the estimated electrical charges already paid, and thereafter, on the first day of every month, in advance, the cost of the electricity used in the Demised Premises based on the amount set forth as the average monthly consumption in the report. Such costs will constitute Additional Rent due under the Lease. Proportionate sums will be payable for periods less than a full month.

c. In the event that there will be an increase or decrease in the Electric Rate, the Additional Rent payable for electricity will be adjusted equitably to reflect the increase or decrease in the Electric Rate.

d. Tenant will notify Landlord immediately upon the introduction of any office equipment or lighting materially different from or in addition to that on the Demised Premises as of Landlord’s electrical survey. The introduction of any new or materially different equipment or lighting will, at Landlord’s election, be cause for a resurveying of the Demised Premises at Tenant’s expense. Landlord reserves the right to inspect the Demised Premises to insure compliance with this provision.

e. Landlord will not be liable in any way to Tenant for any loss, damage or expense which Tenant may sustain or incur as a result of any failure, defect or change in the quantity or character of electrical energy available for redistribution to the Demised Premises pursuant to this Lease, nor for any interruption in the supply, and Tenant agrees that such supply may be interrupted for inspections, repairs and replacements and in emergencies and in no event will Landlord be liable for any business interruption suffered by Tenant, except to the extent such business interruption is adjudged to have been solely caused by the gross negligence or willful misconduct of Landlord.

f. Landlord, at Tenant’s reasonable expense, will furnish and install all replacement lighting tubes, lamps, ballasts, starters and bulbs required in the Demised Premises.

g. Tenant’s use of electrical service outside the hours recited in Section 26.1 hereof will, at Landlord’s election, be cause for a resurveying of the Demised Premises at Tenant’s expense.

h. Tenant, within thirty (30) days after notification from Landlord of the determination of Landlord’s utility consultant, in accordance with the provisions of 25.2(b), shall have the right to contest, at Tenant’s cost and expense, such determination by submitting to Landlord within such thirty (30) day period, a like survey determination prepared by a utility consultant of Tenant’s selection which will highlight the differences between Landlord’s survey. If the determination of Tenant’s consultant does not vary from the determination of Landlord’s consultant by more than ten percent (10%), then Landlord’s determination shall be deemed binding and conclusive. If the determination of Tenant’s consultant varies by more than ten percent (10%) and if Landlord’s consultant and Tenant’s consultant shall be unable to reach agreement within thirty (30) days, then such two consultants shall, within ten (10) days after the expiration of the foregoing thirty (30) day period, designate a third consultant to make the determination, and the determination of such third consultant shall be binding and conclusive on both Landlord and Tenant. If the determination of such third consultant shall substantially confirm the findings of Landlord’s consultant (i.e., within ten percent (10%)), then Tenant shall pay the cost of such third consultant. If such third consultant shall substantially confirm the determination of Tenant’s consultant (i.e., within ten percent (10%) ) , then Landlord shall pay the cost of such third consultant. If such third consultant shall make a determination substantially different from that of both Landlord’s and Tenant’s consultants (or is within ten percent (10%) of both such determinations), then the cost of such third consultant shall be borne equally by Landlord and Tenant. In the event that Landlord’s consultant and Tenant’s consultant shall be unable to agree upon the designation of a third consultant within the aforementioned ten (10) day period, then either party shall have the right to request the American Arbitration Association in the City of Newark) to designate a third consultant whose decision shall be conclusive and binding upon the parties, and the costs of such third consultant shall be borne as hereinbefore provided in the case of a third consultant designated by the Landlord’s and Tenant’s consultants. Pending the resolution of any contest pursuant to the terms hereof, Tenant shall pay the additional rent on account of electricity determined by Landlord’s consultant, and upon the resolution of such contest, appropriate adjustment in accordance with such resolution of such additional rent payable by Tenant on account of electricity shall be made retroactive to the date of the determination of Landlord’s consultant.

26. HEATING, VENTILATION AND AIR CONDITIONING

2 6.1 Landlord shall provide and furnish Building HVAC to the Demised Premises and the Building between the hours of 8:00 a.m. to 6:00 p.m., Monday through Friday, other than Legal Holidays. Any special HVAC requirements of Tenant shall be at Tenant’s sole cost and expense.

26.2 At all other times not otherwise provided for in Section 26.1 above, Landlord agrees that it shall provide after-hours HVAC, upon written or telephone request from Tenant at least eight (8) business hours in advance of such extra hours of operation, stating the hours of operation desired, for which Tenant shall pay to Landlord as additional rent hereunder, a sum equal to $55.00 per hour per zone for heat and $75.00 per hour per zone for air conditioning (irrespective of whether any other tenants in the Building are furnished with HVAC at the same time) , that charge being intended to cover Landlord’s cost for providing same. If during the Term of this Lease, or any renewal hereof, Landlord’s cost for providing after-hours HVAC shall increase by virtue of utility rate increases or fuel cost increases or wage increases, the above-specified hourly charge shall be reasonably adjusted from time to time to reflect said increases. In addition to the foregoing, should there be any charges incurred by Landlord for attendant engineers or for similar additional requirements as may be imposed from time to time by any Governmental Authority, collective bargaining agreement or the like, Tenant agrees to reimburse Landlord for its out-of-pocket expenses incurred in connection therewith, related to the after-hours service requested by Tenant.

27. CLEANING SERVICES

27.1 Landlord shall maintain the grounds, common areas and Parking Areas, and such other cleaning services within the Demised Premises as are set forth on the Cleaning Service Rider.

27.2 Tenant acknowledges that Landlord’s obligation to cause the office areas of the Demised Premises to be cleaned excludes any portions of the Demised Premises not used as office areas (e.g., closets, storage rooms, mailrooms, computer areas, laboratories, private lavatories and areas used for the storage, preparation, service or consumption of food or beverages) . Tenant shall pay directly to Landlord the cost of removal from the Demised Premises of any of Tenant’s refuse or rubbish, including large cartons or other containers or refuse, in excess of that generated from the day-to-day operation of an executive and administrative office of Tenant’s size; and Tenant, at Tenant’s expense, shall cause all portions of the Demised Premises not used as office areas to be cleaned daily in a manner and by a person or entity reasonably satisfactory to Landlord. Tenant, at Tenant’s expense, also shall cause any portions of the Demised Premises used for the storage, preparation, service or consumption of food or beverages to be exterminated against infestation by vermin, rodents, bugs and insects both on a regular basis and whenever there shall be evidence of any infestation.

27.3 Tenant shall contract directly with Landlord or, at Landlord’s option, directly with Landlord’s contractors, for the removal of garbage, excess refuse and rubbish, for cleaning services in excess of those furnished by Landlord, and for the extermination services required hereunder.

28. LANDLORD’S ACCESS TO DEMISED PREMISES AND ALTERATIONS

28.1 (a) Landlord or Landlord’s employees or agents, shall have the right to enter and/or pass through the Demised Premises or any part thereof, at reasonable times during reasonable hours (or in the event of an emergency, at any time) (1) to examine the Demised Premises and to show them to the holders of mortgages or prospective purchasers, mortgagees or lessees of the Building; (2) for the purpose of making such repairs or changes in or to the Demised Premises or its facilities, as may be provided for by this Lease or as may be mutually agreed upon by the parties or as Landlord may be required to make by Law or in order to repair, maintain or improve the Demised Premises or any other portion of the Building or its fixtures or facilities; and (3) during the last twelve (12) months of the Term of the Lease, for the purposes of showing the Demised Premises to prospective tenants. Tenant shall permit Landlord to use, maintain, replace and improve pipes, conduits and supports in and through the Demised Premises and to erect new pipes and conduits and structural members therein or therethrough, provided such new installations are concealed within walls, floors, or ceilings and shall not adversely affect the reasonable usability of the Demised Premises. Landlord may, during the progress of any work in or about the Demised Premises, take all necessary materials and equipment therein or therethrough without the same constituting an eviction.

(b) If Tenant is not present to open and permit an entry into the Demised Premises, Landlord or Landlord’s employees or agents may enter the same whenever such entry may be necessary or permissible by master key or forcibly and, provided reasonable care is exercised to safeguard Tenant’s property, such entry shall not render Landlord or its employees or agents liable therefor, nor in any event shall the obligations of Tenant hereunder be affected. If during the last month of the term Tenant shall have removed all or substantially all of Tenant’s or any Sublessee’s property therefrom and shall have ceased its use of the Demised Premises, Landlord may immediately enter, alter, renovate or redecorate the Demised Premises without limitation or abatement of rent and without incurring liability to Tenant for any compensation, and such act shall have no effect on this Lease or any of Tenant’s obligations hereunder.

28.2 Landlord, its agents and employees shall have the right at any time, without the same constituting an eviction and without incurring liability to Tenant therefor (a) to change the arrangement and/or location of public entrances, passageways, doors, doorways, corridors, elevators, stairs, toilets or any other public parts of the Building; (b) to make repairs, alterations or improvements to any portion of the Building; (c) to perform any work that may be necessary to comply with any Laws of any Governmental Authority having jurisdiction over the Demised Premises or the Building or to prevent waste or deterioration of the Demised Premises or the Building; (d) to change the name, number or designation by which the Building may be known; or (e) to change any lawns, sidewalks, driveways, Parking Areas or streets adjacent to or around the Building.

28.3 Landlord shall use reasonable efforts to minimize its disturbance of Tenant in undertaking the activities described in this Article in or adjacent to the Demised Premises, and Landlord shall not be liable to Tenant by reason of any inconvenience, annoyance or injury to business arising from any of the aforementioned alterations, additions, and improvements. Except in the event of an emergency or where such entry is required by Law, Landlord’s right of entry shall be exercised following reasonable (but not less than 24 hours) advance notice (oral or written) to Tenant. After completion of any such work, Landlord shall restore the areas of the Demised Premises affected by such work to the condition of those areas existing immediately before such work. No such changes, alterations, renovations or maintenance by Landlord to the Building shall result in any material diminution in the area of the Demised Premises or adversely and materially affect the usability of the Demised Premises. Landlord agrees that it shall not make any change which would result in alterations within the Demised Premises, or materially impede Tenant’s use, enjoyment or occupancy of the Demised Premises or materially block or materially interfere with Tenant’s means of ingress or egress to and from the Demised Premises. No “To Let”, “For Rent” or “For Sale” signs shall be posted in the Demised Premises by Landlord during the Lease Term.

29. LIMITATION OF LIABILITY

29.1 Notwithstanding anything to the contrary contained herein, each and every term, covenant, condition and provision of this Lease, is hereby made specifically subject to the provisions of this Article.

29.2 The term “Landlord” as used in this Lease means only the current Landlord or Building Lessor, so that in the event of any conveyance of such interest and the transfer to the transferee of any funds then being held under this Lease by Landlord, such Landlord shall be and hereby is entirely freed and relieved of any and all obligations of Landlord hereunder thereafter accruing, and the transferee shall be and hereby is deemed to have assumed all of the obligations of Landlord hereunder. The foregoing provision shall be self-operative and shall be deemed to occur automatically without further agreement between Landlord and Tenant.

29.3 It is further specifically understood and agreed that notwithstanding anything to the contrary contained herein or otherwise provided at Law or in equity, there shall be absolutely (a) no liability whatsoever to Landlord or any lessor of the Land (a “Land Lessor”) in excess of either’s interest in the Real Estate, (whether any of the foregoing be an individual, proprietorship, corporation, joint venture, tenancy in common, firm, partnership or other entity) ; (b) no personal liability whatsoever on the part of the members of any firm, proprietorship, partnership, joint venture or other unincorporated Landlord or Land Lessor with respect to any of the terms, covenants and/or conditions of this Lease; and (c) no personal liability on the part of any director, officer, or employee of any Landlord or Land Lessor. In the event of a breach or default by Landlord of any of its obligations under this Lease or any claim or suit in respect of this Lease or the Demised Premises or the Real Estate or any portion thereof, Tenant shall look solely to the then Landlord for the satisfaction of each and every remedy of Tenant, and no judgment shall be entered against any individual, director, officer, employee, partner, proprietor or joint venturer of Landlord or Land Lessor or any of their predecessors in interest or successors in interest, such exculpation of personal and additional liability which is in excess of such person’s or partnership’s interest in the Real Estate to be absolute and without any exception whatsoever.

29.4 If at any time any windows of the Demised Premises are temporarily closed, darkened, blocked or bricked up (or permanently closed, darkened, blocked or bricked up, if required by Law or if reasonably necessary in connection with any improvements to the Real Estate) for any reason whatsoever including, but not limited to Landlord’s own acts, Landlord shall not be liable for any damage Tenant may sustain thereby; and Tenant shall not be entitled to any compensation therefor nor abatement or diminution of rent; nor shall the same release Tenant from its obligations hereunder nor constitute an eviction or partial eviction.

29.5 Landlord shall not be liable for failure to furnish any services or take any other action required to be provided by it hereunder by reason of conditions beyond Landlord’s reasonable control, nor for consequential damages arising therefrom. There shall be no allowance to Tenant for diminution of rental value and no liability on the part of Landlord or its employees or agents by reason of inconvenience, annoyance or injury to business arising from Landlord or others making repairs, alterations, additions, improvements or installations in or to any portion of the Building or the Demised Premises or in and to the fixtures, appurtenances or equipment thereof. Tenant agrees that Tenant’s sole remedy at law in such instance will be by way of an action for damages for breach of contract. The provisions of this Article shall not apply in the case of fire or other casualty which are not the responsibility of Tenant and which shall be governed by Article 31 hereof.

30. PROPERTY LOSS; DAMAGE; INSURANCE

30.1 Tenant and any Sublessee, at their sole cost and expense, shall procure, provide and maintain in force during the term of this Lease “Special Form” insurance, to be written by a good and solvent insurance company qualified to write insurance in the State of New Jersey, reasonably satisfactory to Landlord or Managing Agent, and having a policyholders’ rating of no less than A+ XV as determined by the AM Best Company, or any successor thereto, which shall cover Tenant’s (or Sublessee’s) personal property, equipment and improvements in the Demised Premises or elsewhere on the Real Estate against loss or damage by theft, vandalism, fire and any other hazards or casualties in an amount sufficient to provide for the actual replacement cost thereof. Neither Landlord nor its employees or agents shall be obligated to make any repair or reimburse Tenant for any act or loss to be covered by the insurance required hereunder.

30.2 Landlord or its contractors or agents shall not be liable for any loss of or damage to any property of Tenant or of others whatsoever, whether by reason of theft, burglary or otherwise, nor for any injury or damage to persons or property resulting from any cause of whatsoever nature, except to the extent determined to be due to the gross negligence or willful misconduct of Landlord. Landlord and its employees and agents shall not be liable for any such damage caused by other tenants or persons in, upon or about the Real Estate or caused by construction or operations of any private, public or quasi-public work.

30.3 Should Tenant or any Sublessee be self-insured for all or any portion of any loss or damage to its property, or should Tenant’s or any Sublessee’s insurer be unwilling or unable to compensate Tenant or such Sublessee in full for such damage, Tenant and all such Sublessees shall be deemed to have released and waived all right of recovery for such damage against Landlord by Tenant or anyone claiming through or under Tenant by way of subrogation or otherwise.

30.4 Landlord shall endeavor to have its cleaning contractors lock all exterior doors to the Demised Premises and activate simple alarm systems, if any; however, Tenant covenants to insure against all loss or damage arising out of Landlord’s or its cleaning contractor’s failure to lock doors or activate alarms.

30.5 Tenant and any Sublessee at its sole cost and expense, shall also procure, provide and maintain in force during the term of this Lease commercial general liability insurance, which (a) shall be written by good and solvent insurance companies qualified to write insurance in the State of New Jersey, reasonably satisfactory to Landlord, and having a policyholders’ rating of no less than A+ XV as determined by the AM Best Company, or any successor thereto; (b) shall include coverage for personal liability, contractual liability, Tenant’s (or Sublessee’s) legal liability, bodily injury, death and property damage, all on an occurrence basis with respect to the business carried on, in or from the Demised Premises and Tenant’s (or Sublessee’s) use and occupancy of the Demised Premises; (c) shall provide coverage for any one occurrence or claim of not less than $2,000,000; and shall insure against such other perils and in such amounts as Landlord or Managing Agent may from time to time reasonably require upon not less than ninety (90) days’ prior written notice.

30.6 Each of the insurance policies required of Tenant in this Article shall include Landlord, Managing Agent, Mack- Cali Realty, L.P., Mack-Cali Realty Corporation, and any Land Lessor as additional insureds and shall protect Landlord,

Managing Agent, Mack-Cali Realty, L.P., Mack-Cali Realty Corporation and their respective affiliates, subsidiaries, agents, designees and lender, if any, in respect of claims by Tenant as if Landlord were separately insured, and contain an endorsement by the insurer that no material change adverse to Landlord, Managing Agent, Mack-Cali Realty, L.P., Mack-Cali Realty Corporation, any Land Lessor or Tenant (or Sublessee) will be made and such policy will not lapse or be cancelled, except after not less than thirty (30) days’ prior written notice to Landlord of the intended change, lapse or cancellation. Any such notice shall not relieve Tenant of any of its obligations hereunder. On or before the Commencement Date and thereafter, at least thirty (30) days prior to the expiration date of any policy, Tenant agrees to deliver to Landlord a duplicate original of the aforesaid policies; and Tenant (and any Sublessee) shall further modify such policies within ten (10) business days of being notified to reflect any change in Landlord, Mack-Cali Realty, L.P. and Mack-Cali Realty Corporation, their respective affiliates, subsidiaries, agents, designees, Land Lessor, or Managing Agent.

30.7 During the Term, Landlord shall, at its sole cost and expense, provide and maintain or cause to be provided and maintained (a) comprehensive general liability insurance with respect to its liability arising out of this Lease with commercially reasonable limits, insuring Landlord for loss because of bodily injury, property damage, contractual liability and personal injury, and (b) “all risks” property insurance with respect to all improvements in which Landlord has an insurable interest located in the Building including the Demised Premises, those portions of the Tenant improvements owned by Landlord, except for those tenant improvements for which Tenant has responsibility and Tenant’s equipment, trade fixtures, furnishings, inventory and other personal property, in an amount equal to the full replacement value of such improvements. Tenant shall be named as an additional insured on the general liability policy. Said policies shall be endorsed to provide that they shall not be canceled without giving at least thirty (30) days’ prior written notice thereof to Tenant.

31. DAMAGES BY FIRE OR OTHER CASUALTY

31.1 If the Building or the Demised Premises or any part thereof shall be damaged by fire or other casualty and Tenant has knowledge, actual or constructive, thereof, Tenant shall immediately inform Landlord or Managing Agent thereof, and this Lease shall continue in full force and effect, except as hereinafter set forth.

31.2 Tenant waives the benefit of N.J.S.A. 46:8-6, and N.J.S.A. 46:8-7 and any similar Law. Except as specifically provided in this Article, Tenant agrees that it shall not be relieved of the obligations to pay Minimum Rent, Adjusted Minimum Rent or any additional rent in case of damage to or destruction of the Building or any portion thereof.

31.3 If all or a material portion of the Demised Premises are damaged or rendered unusable by fire or other casualty but the Building and Allotted Parking are not substantially damaged, and the damages to the Demised Premises can, in Landlord’s reasonable judgment, be reasonably repaired within one hundred eighty (180) days of the occurrence of such damage, the damages, to the extent affecting the tenant installation provided by Landlord, shall be repaired by and at the expense of Landlord and the rent, until such repair shall be substantially completed, shall abate in proportion to the area of the Demised Premises which was damaged or unusable by Tenant for so long as the Demised Premises, or each such portion thereof, is damaged or unusable, it being the intent that such abatement shall not affect or reduce Landlord’s rent insurance coverage. Notwithstanding anything to the contrary herein, Landlord shall not be obligated to repair or restore any personal property of Tenant or any fixtures or Tenant installation not installed by and paid for by Landlord.

31.4 If Landlord repairs and restores the Demised Premises in accordance with Section 31.3, such repairs and restorations shall be made with all reasonable expedition. After any such fire or other casualty, Tenant shall cooperate with Landlord’s restoration by removing from the Demised Premises as promptly as reasonably possible and to the extent reasonably necessary, all of Tenant’s and any Sublessee’s salvageable inventory and movable equipment, furniture, and other property. Tenant’s liability for rent shall resume five (5) business days after written notice from Landlord of Substantial Completion of repairs to the Demised Premises and such repairs are in fact substantially completed.

31.5 If all or substantially all of the Demised Premises are damaged or rendered unusable by fire or other casualty, or (whether or not the Demised Premises are damaged in whole or in part) if the Building or Allotted Parking shall be substantially damaged so that Landlord in its reasonable opinion, cannot rebuild both the Demised Premises, the Building and the Allotted Parking to their pre-existing condition within one hundred eighty (180) days, then, in either of such events, either Landlord or Tenant may elect to terminate this Lease by written notice to the other, specifying a date for the expiration of the Lease, which date shall not be more than one hundred eighty (180) days after such fire or other casualty, and upon the date specified in such notice the term of this Lease shall expire as fully and completely as if such date were the Expiration Date and Tenant shall forthwith quit, surrender and vacate the Demised Premises without prejudice however, to Landlord’s rights and remedies against Tenant under the Lease provisions in effect prior to such termination; and any rent owing shall be paid up to such date and any payments of rent made by Tenant which were on account of any period subsequent to such date shall be credited against amounts owed by Tenant to Landlord or refunded to Tenant.

31.6 Notwithstanding anything to the contrary contained in this Article or any Law, should the Demised Premises or the Building be damaged by fire or other casualty as a result of the negligence of Tenant or any Sublessee or any employee, Agent or Visitor of either, Tenant shall have no right to terminate this Lease and there shall be no abatement of rent under this Article, and Tenant shall be liable to Landlord for such damage, subject to the other provisions hereof. Under this Section, however, Landlord shall use reasonable efforts to provide Tenant with Substitute Premises.

32. WAIVER OF SUBROGATION

32.1 Notwithstanding any other provision herein, Landlord and Tenant shall look first to any insurance in its favor before making any claim against the other party for recovery for loss or damage resulting from fire or other casualty, and to the extent that such insurance is in force and collectible and to the extent permitted by Law, Landlord and Tenant each hereby releases and waives all right of recovery against the other or any one claiming through or under each of them by way of subrogation or otherwise. The foregoing release and waiver shall be in force only if both Landlord and Tenant obtain their insurance required hereunder and only if both of their insurance policies contain a clause providing that such a release or waiver shall not invalidate the insurance. If, and to the extent, that such waiver can be obtained only by the payment of additional premiums, then the party benefitting from the waiver shall pay such premium within ten (10) business days after written demand from the other party or shall be deemed to have agreed that the party obtaining insurance coverage shall be free of any further obligation under the provisions hereof with respect to waiver of subrogation.

33. EMINENT DOMAIN

33.1 If all or substantially all of the Demised Premises, Allotted Parking, or the Building or a substantial portion of the Land should be acquired or condemned by eminent domain by any Governmental Authority, then Landlord or Tenant may terminate this Lease as of the date when title vests pursuant to such taking. In such event, the rent shall be apportioned as of said expiration date and any rent paid for any period beyond said date and in excess of amounts owing by Tenant to Landlord shall be repaid to Tenant.

33.2 In the event of a taking of less than all or substantially all of the Demised Premises, Landlord shall have the right to equitably reduce the Demised Premises, Tenant’s Occupancy Percentage, the Minimum Rent, the Adjusted Minimum Rent, additional rent, and the Allotted Parking, and this Lease shall continue in full force and effect. Notwithstanding the foregoing, Tenant shall have the right to terminate this Lease if the area of the Demised Premises or Allotted Parking shall not be reasonably sufficient for Tenant to continue feasible operation of its business.

33.3 Landlord or Tenant may exercise its respective right(s) to terminate this Lease under Section 33.1 or 33.2 by giving written notice to the other within thirty (30) days after the date of the vesting of title in such proceeding, specifying a date not more than fifteen (15) days after the giving of such notice as the date for such termination.

33.4 Neither Tenant nor any Sublessee shall have any claim in any condemnation or eminent domain proceeding for the value of any unexpired term of the Lease with respect to the Demised Premises or any portion thereof, and Tenant hereby assigns to Landlord Tenant’s entire interest in any such award. Although Tenant shall not be entitled to any part of the award for such taking or any payment in lieu thereof, Tenant (or any Sublessee) may file a separate claim for any taking of fixtures and improvements owned by Tenant (or such Sublessee) which have not become Landlord’s property, and for business interruption and moving expenses, provided the same shall in no way affect or diminish Landlord’s award.

34. DEFAULTS; EVENTS OF DEFAULT

34.1 Tenant shall be in default under this Lease upon the occurrence of any one or more of the following events (collectively, “Defaults”, and individually, a “Default”):

(a) Intentionally omitted;

(b) If the Tenant vacates the Demised Premises for a period in excess of thirty (30) days other than during the month prior to the Expiration Date, other than as required by a casualty or condemnation;

(c) If the Tenant is delinquent in the due and punctual payment of all or any portion of Minimum Rent, Adjusted Minimum Rent, additional rent or any other monies payable by Tenant hereunder;

(d) If any execution, attachment or other action shall be taken against Tenant or any of Tenant’s property whereupon the Demised Premises shall be taken, occupied or used by someone other than Tenant or any assignee or Sublessee permitted in strict accordance with Article 16, including the storage of any of Tenant’s property on behalf of another person or entity; or

(e) If Tenant is delinquent in the performance of or compliance with any of the other covenants, agreements or conditions contained in this Lease, any other lease demising space in the Building to Tenant, any other written agreement between Landlord and Tenant pertaining to the Demised Premises, the Building and/or the Real Estate or any other agreement to which Tenant is a party.

34.2 Upon the occurrence of a Default, Landlord, at any time thereafter, may give written notice to Tenant specifying the nature of such Default. Tenant shall have five (5) business days for a monetary Default and ten (10) business days for a non-monetary Default from the receipt of said notice (the “Cure Period”) to comply with or remedy any such Default, except in the case of any non-monetary Default presenting a clear and present danger to life or property, which Tenant shall cure immediately upon request of Landlord or Managing Agent, written or otherwise. If such Default is not of an emergency nature, is other than due to the nonpayment of money, and shall be of a nature that the same cannot be substantially cured or remedied within said Cure Period, Tenant shall promptly give Landlord written notice of such fact, and Tenant shall diligently and in good faith proceed to remedy or cure such Default within a reasonable time, but in no event in excess of sixty (60) days. Neither the cost to Tenant of curing any Default nor Tenant’s financial or other inability to cure any Default (for whatever reason) shall operate to extend any Cure Period. Tenant’s failure to remedy such Default within the applicable time set forth in this Section shall be an “Event of Default”.

34.3 Tenant acknowledges that Landlord is obligated to make timely payments on obligations arising out of its ownership, operation, and financing of the Real Estate. In the event that the payment of any sum required to be paid by Tenant to Landlord under this Lease (including, without limiting the generality of the foregoing, Minimum Rent, Adjusted Minimum Rent, additional rent, payment made by Landlord under any provision of this Lease for which Landlord is entitled to reimbursement by Tenant, or for construction or other work performed by Landlord or its contractor specifically for Tenant) is not received by Landlord in good funds within five (5) business days after the date on which it is due and payable or should any check from Tenant be returned to Landlord as uncollectible, then, notwithstanding any notice provision or

Cure Period, a delinquency service charge equal to four percent (4%) of the amount overdue (the “Service Charge”) shall become immediately due and payable to Landlord as liquidated damages for Tenant’s failure to make prompt payment to Landlord; Landlord and Tenant hereby agreeing that the actual damages to Landlord due to such late or non-payment exceed the interest cost of money but are difficult to estimate. Such Service Charge shall become payable as additional rent within five (5) business days after Tenant’s receiving an invoice therefor. Notwithstanding anything contained to the contrary in this Section 34.3, Landlord shall waive a Service Charge one (1) time each calendar year, provided, however, the installment of Minimum Rent, Adjusted Minimum Rent or additional rent so due is paid by the fifteenth (15th) day of the month. Payment not received on or before the fifteenth (15th) of the month during theses grace periods shall require a Service Charge to be reassessed and added to Tenant’s obligations hereunder. Tenant shall also pay Landlord as additional rent interest (“Interest”) at an annual rate equal to three hundred (300) basis points in excess of the prime rate announced from time-to-time by Citibank, NA or such other major commercial bank in the United States designated by Landlord (but subject to any maximum interest permitted by Law) on any amounts not received by Landlord from the date on which they became due and payable. In the event of nonpayment of any Service Charge and/or Interest provided for above, Landlord shall have, in addition to all other rights and remedies, all the rights and remedies provided for herein and by Law in the case of nonpayment of rent. Failure by Landlord or Managing Agent to insist upon the strict performance by Tenant of Tenant’s obligations to pay any Service Charge or Interest shall not constitute a waiver by Landlord of its rights to enforce the provisions of this Section in any instance thereafter occurring. Neither the provisions of this Section nor Tenant’s payment of any Service Charge or Interest shall be construed in any way to extend any time period provided for in this Lease or to limit Landlord’s other remedies hereunder. Tenant’s obligation to pay any Service Charge or Interest as provided in this Section shall continue beyond the expiration or sooner termination of this Lease.

34.4 In addition to the provisions of Section 34.3, should Adjusted Minimum Rent be received by Landlord or Managing Agent later than the first day of the month on which it is due three or more times in any twelve-month period, Landlord may, in addition to all other rights and remedies provided herein and by Law, require that Tenant increase the amount of the Security by an additional amount equal to two (2) months’ of the then applicable Adjusted Minimum Rent.

34.5 If Tenant is in Default of this Lease three (3) or more times in any calendar year, then, regardless of whether Tenant cures all, any or none of said Defaults, Tenant hereby expressly agrees that it shall have committed an irreversible Event of Default and that Landlord, at its sole option, may, without giving Tenant any further notice whatsoever or any additional opportunity to cure, (a) invoke any or all of Landlord’s rights and remedies at law, in equity or under this Lease and/or (b) terminate this Lease at any time.

35. REMEDIES FOR EVENTS OF DEFAULT

35.1 Upon the occurrence of any Event of Default hereunder, Landlord may, in addition to all other rights and remedies provided herein or at Law or in equity, exercise any or all of the following remedies:

(a) Landlord may give a written notice of termination upon Tenant setting forth a date, no fewer than five (5) business days from the date of the giving of such notice, terminating this Lease and/or Tenant’s right to use and occupy the Demised Premises. Upon the expiration of such period, this Lease and the term hereof, or the right of Tenant or any Sublessee to use and occupy the Demised Premises, as the case may be, shall terminate and expire as fully and completely as if the day on which said notice of cancellation is to be effective were the Expiration Date, and Tenant shall then peaceably quit and surrender the Demised Premises to Landlord, but Tenant shall remain liable as herein provided. Landlord may also, without further notice, re-enter the Demised Premises and repossess same by summary proceedings or ejectment or otherwise and/or may dispossess the Tenant and remove the Tenant and all other persons and property from the Demised Premises and may have, hold, use and enjoy the Demised Premises and the right to receive all rental income therefrom.

(b) Landlord may (1) declare all Adjusted Minimum Rent and all other sums due and payable hereunder immediately due and payable; (2) re-let or sublet the Demised Premises or any part or parts thereof, in the name of Tenant, Landlord or otherwise, for a term or terms, which may at Landlord’s option be less than, equal to, or exceed the period which would otherwise have constituted the balance of the term of this Lease, and Landlord may grant concessions or free rent, change the First Tax Year and/or the First Operating Year or charge such higher or lower rental as may be reasonable under the circumstances; (3) recover from Tenant any unamortized commission paid by Landlord to Broker on account of this Lease for the current term; (4) collect rental payments directly from any Sublessee, upon written notice to such Sublessee directing it to make such payment strictly to Landlord; (5) cancel any option to renew, extend or cancel this Lease or expand or contract the Demised Premises which Tenant may have; and/or (6) cancel any right of first refusal or first offer held by Tenant;

(c) Landlord may require Tenant or the legal representative(s) of Tenant immediately to pay to Landlord a sum (the “Accelerated Rent”) which, at the time of the Event of Default, equals the aggregate Adjusted Minimum Rent payable hereunder which would have become payable by Tenant hereunder through the day previously set as the Expiration Date (conclusively presuming that Adjusted Minimum Rent on account of increases in Taxes and Operating Costs subsequent to the Event of Default and through the Expiration Date shall increase at the average of the rates of increase thereof previously experienced by Landlord since the Commencement Date). Such Accelerated Rent shall be held by Landlord and applied by Landlord on a monthly basis to any deficiency between the rent or any other monies hereby reserved and/or covenanted to be paid by Tenant and the net amount, if any, of the rents collected on account of any re- letting or subletting of the Demised Premises for each month of the period which would otherwise have constituted the balance of the term of this Lease. The failure of Landlord to re-let or sublet the Demised Premises or any part or parts thereof shall not release or affect Tenant’s obligations or liability hereunder. In computing any such deficiencies, there shall be added thereto such expenses as Landlord may reasonably incur in connection with re-letting or subletting or attempting to relet or sublet the Demised Premises, including but not limited to, legal expenses, attorney’s fees, brokerage fees, advertising expenses and expenses incurred in connection with the marketing, showing, fix-up, cleaning, repair or maintenance of the Demised Premises including those for preparation of the Demised Premises for re-letting or subletting and the removal of Tenant’s property, fixtures or other improvements therefrom. In connection with Landlord’s preparation of the Demised Premises for re-letting or subletting, Landlord may, at its option, make such alterations, repairs, replacements, and/or decorations in the Demised Premises as Landlord, in Landlord’s reasonable discretion, considers advisable and necessary for the purpose of re-letting or subletting the Demised Premises, and the making of such alterations, repairs, replacements, and/or decorations shall not operate or be construed to release Tenant from liability hereunder. Landlord shall in no event be liable in any way whatsoever for failure to re-let or sublet the Demised Premises, or in the event that the Demised Premises are re-let or sublet, for failure to collect the rent under such re-letting or subletting, and in no event shall Tenant be entitled to receive any excess, if any, of such net rents collected over the sums payable by Tenant to Landlord hereunder. If the Demised Premises or any part thereof should be re-let or sublet in combination with the other space, then proper apportionment on a square-foot basis shall be made of the rent received from such re-letting and of the expenses of re-letting. The failure of Landlord to re-let or sublet the Demised Premises or any part or parts thereof shall not release or reduce Tenant’s obligations or liability hereunder.

35.2 Intentionally omitted.

35.3 In the event of a breach or threatened breach by Tenant of any of the covenants or provisions hereof, Landlord shall have the right of injunction and the right to invoke any remedy allowed at Law or in equity as if re-entry, summary proceedings and other remedies were not provided for herein.

35.4 Any suit or suits for the recovery of monies due Landlord hereunder may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the Term of this Lease otherwise would have expired. Mention in this Lease of any particular remedy shall not preclude Landlord from any other remedy, at Law or in equity. Nothing herein contained shall be construed to limit or preclude recovery by Landlord against Tenant for any sums or damages to which, in addition to the sums particularly provided above, Landlord may lawfully be entitled by reason of any Default hereunder on the part of Tenant.

35.5 Nothing herein contained shall be construed to limit or prejudice the right of Landlord to prove for and obtain as actual damages, punitive damages and/or liquidated damages for any Event of Default of Tenant under this Lease, an amount equal to the maximum allowed by any Law governing the proceedings in which such damages are to be proved, or in equity, whether or not such amount be greater, equal to, or less than any of the sums referred to in this Article.

35.6 Tenant, for Tenant, and on behalf of any and all persons claiming through or under Tenant, including but not limited to Sublessees, creditors, trustees, security holders and representatives of all kinds, does hereby waive and surrender all right and privilege which they or any of them might have under or by reason of any present or future Law, to redeem the Demised Premises or to have a continuance of this Lease for the term hereby demised after being dispossessed or ejected therefrom by process of law or under the terms of this Lease or after the termination of this Lease as herein provided.

36. LANDLORD’S PERFORMANCE; EXPENDITURES

36.1 If an Event of Default shall occur under this Lease, Landlord, without thereby waiving such Event of Default, may (but shall not be obligated to) immediately or at any time thereafter, upon notice to Tenant, perform the same for the account and at the reasonable expense of Tenant.

36.2 Tenant shall also promptly reimburse Landlord for all reasonable out-of-pocket costs, expenses and disbursements of every kind and nature whatsoever, including, but not limited to, attorney’s fees, involved in (a) instituting, prosecuting or defending any action or proceeding against Tenant in which Tenant fails to prevail; (b) collecting or endeavoring to collect the Minimum Rent, Adjusted Minimum Rent or additional rent or any part thereof or any other money payable by Tenant hereunder; or (c) successfully enforcing any rights of Landlord against Tenant, under or in connection with this Lease or pursuant to Law, including any such cost, expense and disbursement involved in instituting and prosecuting summary proceedings. Any bills for any property, material, labor or services provided, furnished, or rendered by Landlord pursuant to this Article shall be obligations of Tenant.

36.3 The foregoing expenses incurred by Landlord shall be deemed to be additional rent hereunder and shall be paid by Tenant to Landlord within ten (10) business days of rendition of any bill or statement to Tenant therefor. The obligations of Tenant to pay such sums to Landlord shall survive the expiration or sooner termination of this Lease, and such sums shall be thereafter recoverable by Landlord or its agent or representative.

37. ACCORD AND SATISFACTION

37.1 No payment by Tenant or receipt by Landlord or its employee or agent of a lesser amount than the rent and additional charges payable hereunder shall be deemed to be other than a payment on account to be credited against monies owed Landlord hereunder, in such order as Landlord may reasonably determine, nor shall any restrictive endorsement, statement or name on any check or any letter accompanying any check or payment delivered to Landlord or its employee or agent be deemed, declared or interpreted an accord and satisfaction; and Landlord or its agent may accept and deposit such check or payment without notice to Tenant, without same operating as a satisfaction or an acceptance of satisfaction by Landlord or its employee or agent, and without prejudice to Landlord’s right to recover the balance of any monies due hereunder, or to pursue any other remedy provided herein or by Law.

38. EFFECT OF WAIVERS

38.1 No failure by Landlord to insist upon the strict performance of any covenant, agreement, term or condition of this Lease, or to exercise any right or remedy permitted hereunder, and no acceptance of full or partial rent during the continuance of any such Default, shall constitute a waiver of any such Default or of such covenant, agreement, term or condition. No consent or waiver, express or implied, by Landlord or its employee or agent to or of any Default, and no reliance by Tenant thereon, shall be construed as a consent or waiver to or of any other Default of the same or any other covenant, condition or duty, unless in writing signed by Landlord. Landlord’s failure to timely bill Tenant shall in no way excuse Tenant from its payment obligations or constitute a waiver of Landlord’s entitlement to any charges not timely billed by Landlord.

39. BANKRUPTCY; INSOLVENCY

39.1 Notwithstanding anything herein to the contrary, this Lease may be cancelled by Landlord by the sending of a written five (5) day notice of cancellation to Tenant within a reasonable time after the happening of any one or more of the following events: (1) the appointment of a trustee, custodian, liquidator, receiver or other similar official to take possession of all or substantially all of the assets of Tenant or of the Demised Premises; (2) the making by Tenant of an assignment or any other arrangement for the benefit of creditors pursuant to any Law; (3) the filing by Tenant, or the public announcement of the intent to file, of a voluntary petition pursuant to 11 U.S.C. 101 et seq. and the Rules and Official Forms thereunder or any such successor or substitute legislation or rule thereto, or any similar federal or state law collectively (the “Bankruptcy Code”) seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief thereunder; (4) the adjudication of Tenant as a bankrupt or insolvent; (5) the failure of Tenant to pay debts generally as they become due. Landlord’s statutory liens for rent shall be honored by Tenant and any trustee, representative or creditor of Tenant.

39.2 If Landlord shall have no right to terminate this Lease by reason of the applicable provisions of the Bankruptcy Code, Tenant or its trustee or other representative shall promptly provide adequate protection to Landlord pursuant to the provisions of the Bankruptcy Code.

(a) Tenant or its trustee shall promptly accept or reject this Lease. Any Lease not assumed or rejected within sixty (60) days after an order for relief is entered shall be deemed rejected, and the trustee shall immediately surrender the Demised Premises to Landlord.

(b) If Tenant shall not be in liquidation, Tenant or its trustee shall assume or reject the Lease as soon as such decision can reasonably be made, and shall compensate Landlord for the use and occupancy of the Demised Premises monthly in advance until such decision is made.

(c) This Lease may not be assumed, unless at the time of such assumption, the trustee or assignee shall promptly (1) cure or provide adequate assurance that it will promptly cure any Default(s) under this Lease; (2) compensate or provide adequate assurance that it shall compensate Landlord for any actual or pecuniary loss to Landlord resulting from such Default(s); (3) provide adequate assurance reasonably satisfactory to Landlord of future performance under this Lease; and (4) compensate Landlord for all post-filing use and occupancy of the Demised Premises, and shall timely perform all of Tenant’s other obligations hereunder.

39.3 If this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, Tenant or its legal representative shall give prompt written notice thereof to Landlord along with adequate assurance of future performance by the assignee. Any and all monies or other consideration to be delivered in connection with the assignment shall be delivered to Landlord, and shall be and remain the exclusive property of Landlord to be applied to post-filing use and occupancy payments to Landlord or other monies owed by Tenant to Landlord and shall not constitute property of Tenant or of the estate of Tenant. Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed to have assumed all of the obligations arising under this Lease on and after the date of such assignment, and shall upon demand execute and deliver to Landlord an instrument confirming that assumption.

40. STATUTORY WAIVER; WAIVER OF TRIAL BY JURY

40.1 Tenant acknowledges that its possession, use and peaceful enjoyment of the Demised Premises is conditioned upon Tenant’s timely performing all of its obligations hereunder, including but not limited to the payment of all Minimum Rent, as set forth in Section 5.3. In consideration thereof, Tenant hereby waives its right under N.J.S.A. 2A:18-60 or other similar statutes to remove any action for non-payment of Minimum Rent brought by Landlord or its Managing Agent pursuant to N.J.S.A. 2A:18-53 to another court. Any other matter mentioned in any such action brought by Landlord under the latter statute shall not waive Landlord’s or Tenant’s right to bring a separate action in the proper court for monies due and owing either party hereunder; nor shall Landlord be prohibited from instituting a dispossess action for nonpayment of monies other than Minimum Rent. Notwithstanding anything to the contrary contained herein, Landlord shall subordinate its lien for rent upon (whether arising by virtue of statute, common law or otherwise) Tenant’s trade fixtures, furnishings, equipment, inventory and personal property, only if a lien subordination agreement, in form and content acceptable to Landlord, has first been executed by all parties thereto.

40.2 To the extent such waiver is permitted by Law, the parties hereto waive trial by jury in any action or proceeding brought in connection with this Lease or the Real Estate or any portion thereof.

40.3 Tenant waives the benefit of N.J.S.A. 46:8-6 and 46:8-7, as same may be amended.

41. SUBORDINATION OF LEASE; ESTOPPEL CERTIFICATES

41.1 This Lease is subject and subordinate to all ground or underlying leases and to all deeds of trust or mortgages which may now or hereafter affect the Real Estate, including all renewals, modifications, consolidations, replacements and extensions of any such underlying leases, deeds of trust and mortgages. This clause shall be self-operative and no further instrument of subordination shall be required by any Land Lessor or by any mortgagee in order to effectuate such subordination. Notwithstanding the foregoing, Tenant shall execute and promptly deliver to Landlord or its agent within five (5) business days any instrument that Landlord or its agent, as the case may be, may reasonably request confirming the subordination of this Lease.

41.2 If any lender shall request reasonable modifications of this Lease as a condition of Landlord’s obtaining any financing or refinancing of the Building, the Real Estate and/or any interest of Landlord in either, Tenant covenants not to unreasonably withhold or delay its agreement to such modification provided that such modification does not materially or adversely affect the rights of Tenant under this Lease.

41.3 Tenant agrees to give any mortgagee, deed of trust holder, or Land Lessor by certified mail, a copy of any notice and a right to cure any default of Landlord, provided that, prior to such notice, Tenant has been notified in writing (by way of notice of assignment of rents and leases, or otherwise) of the address of such mortgagee, deed of trust holder, or Land Lessor. Tenant further agrees that so long as any mortgagee, deed of trust holder or Land Lessor has commenced and is diligently pursuing the remedies necessary to cure such default (including but not limited to commencement of foreclosure proceedings, if necessary to effect such cure) , Tenant shall not seek to terminate this Lease.

41.4 Tenant agrees at any time and from time to time, upon not less than ten (10) days’ prior written request from Landlord or Managing Agent, that Tenant shall execute, acknowledge and deliver to Landlord, or its designee, a statement in writing certifying (a) that this Lease is unmodified and is in full force and effect (or if there have been modifications, the specifics thereof and that the Lease is in full force and effect as modified) ; (b) the dates to which the Minimum Rent (or Adjusted Minimum Rent) and additional rent have been paid; the amount of all rents paid in advance, if any; and any other information that Landlord or Managing Agent shall reasonably request. Tenant further agrees to furnish Landlord or Managing Agent upon written request at any time such information and assurances as Landlord or Managing Agent, as the case may be, may reasonably request that Tenant has not breached any of the provisions of this Lease. It is intended hereby that any such statement delivered pursuant to this Section may be relied upon by a prospective purchaser or mortgagee of Landlord’s interest, or any assignee of any mortgage upon Landlord’s interests in the Real Estate. The foregoing obligation shall be deemed a material obligation of Tenant. Tenant’s failure to timely deliver such statement within such ten (10) day period shall be conclusive evidence (x) that this Lease is in full force and effect, without modification except as may be represented by Landlord; (y) that there are no uncured defaults in Landlord’s performance and except as expressly set forth in this Lease, Tenant has no right of offset, counterclaim, defenses or deduction against the Minimum Rent, Adjusted Minimum Rent, additional rent or against Landlord; and (z) that no more than one month’s installment of Minimum Rent or Adjusted Minimum Rent has been paid in advance, except as required by this Lease. Tenant agrees, at any time and from time to time, but only for a bonafide and legitimate business reason of Landlord, such as, but not limited to, in connection with a sale, mortgage, ground lease, refinance or condominium conversion, upon not less than ten (10) days’ prior written request, that Tenant shall demonstrate to Landlord Tenant’s financial status and the name, relationship to Tenant, and financial status of any Sublessee by promptly submitting to Landlord or Managing Agent all information that Landlord or Managing Agent may reasonably request.

41.5 Provided there in no Event of Default, Landlord agrees, at any time and from time to time, upon not less than ten (10) days prior written notice from Tenant, that Landlord shall execute, acknowledge and deliver to Tenant, or designee, a statement in writing certifying to the best of Landlord’s knowledge, information and belief (a) that this Lease is unmodified and is in full force and effect (or if there have been modifications, the specifics thereof and that the Lease is in full force and effect as modified) ; (b) the dates to which the Minimum Rent (or Adjusted Minimum Rent) and additional rent have been paid; the amount of all rents paid in advance, if any; and any other information that Tenant shall reasonably request. Provided there is no Event of Default, Landlord further agrees to furnish Tenant upon no less than ten (10) days prior written request at any time such information as Tenant may reasonably request that Landlord has not breached any of the provisions of this Lease. It is intended hereby that any such statement delivered pursuant to this Article may be relied upon by other parties. The obligations of Tenant under this Article shall be deemed material obligations of Tenant.

42. PARTNERSHIP TENANT

42.1 If Tenant is a partnership, joint venture, proprietorship or unincorporated association (or is comprised of two (2) or more persons, individually and as co-partners, co-proprietors or joint venturers) or if Tenant’s interest in this Lease shall be assigned to a partnership, joint venture, proprietorship or unincorporated association (or to two (2) or more persons, individually and as co-partners, co-proprietors or joint venturers) pursuant to Article 16 hereof or otherwise (any such partnership joint venture, proprietorship or unincorporated association being referred to herein as a “Partnership Tenant”, and any partner, joint venturer or other member thereof being referred herein to as a “Partner”), the following provisions of this Section shall apply to such Partnership Tenant: (a) the liability of each of the Partners shall be joint and several, individually and as a Partner; and (b) each of the Partners, whether or not such person shall be one of the persons comprising Tenant at the time in question, hereby consents in advance to, and agrees to be bound by, any written instrument which may hereafter be executed by the Partnership Tenant or by any of the Partners, changing, modifying or discharging this Lease, in whole or in part, or surrendering all or any part of the Demised Premises to Landlord, and by any notices, demands, requests or other communications which may hereafter be given, by the Partnership Tenant or by any of the Partners; (c) any bills, statements, notices, demands, requests or other communications given or rendered to the Partnership Tenant or to any of the Partners shall be deemed given or rendered to the Partnership Tenant and to all such Partners and shall be binding upon the Partnership Tenant and all Partners; (d) if the Partnership Tenant shall admit new Partners all of such new Partners shall, by their admission to the Partnership Tenant, be deemed to have assumed performance of all of the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed, and shall be liable for such performance, together with all other Partners, jointly or severally, individually and as a Partner; and (e) the Partnership Tenant shall give prompt notice to Landlord of the admission of any such new Partners, and upon demand of Landlord, shall cause each such new Partner to execute and deliver to Landlord an agreement in form satisfactory to Landlord, wherein each such new Partner or joint venturer shall so assume performance of all of the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed (but neither Landlord’s failure to request any such agreement nor the failure of any such new Partner to execute or deliver any such agreement to Landlord shall vitiate the provisions of subsection (d) of this Section).

43. PARTNERSHIP/PROFESSIONAL CORPORATION TENANT

43.1 If Tenant is a partnership or a professional corporation it represents and warrants that the partners and/or stockholders, whose names and primary residence addresses Tenant will furnish to Landlord upon its written demand, will be complete and accurate. This Lease shall inure to the benefit of, and be binding upon the Tenant as now constituted or as it may be constituted hereafter by changes in its equity ownership (but subject to Article 16) whether or not Tenant is known by its current name or any other name.

43.2 If Tenant is a partnership or a professional corporation, Tenant shall give Landlord or its Managing Agent prompt written notice of any change in the partners and/or stockholders of Tenant.

43.3 Throughout the Term of this Lease, Tenant shall maintain its good standing in its organizational jurisdiction and in the State of New Jersey.

44. CORPORATE/PARTNERSHIP AUTHORITY

44.1 Each of the undersigned on behalf of Tenant represents that the person executing and delivering this Lease on behalf of Tenant has been duly authorized to enter into this Lease and that the execution and delivery of this Lease does not and shall not violate any provision of any by-law, agreement, order, judgment, governmental regulation or any other obligation to which that party is subject.

44.2 Upon the request of Landlord or Managing Agent, Tenant shall promptly deliver an affidavit or certification by its secretary, assistant secretary or other appropriate person to the above effect.

45 . MANAGING AGENT

45.1 Landlord reserves the right at any time to delete all references in this Lease to “Managing Agent” or to change the person or entity acting as Managing Agent by giving notice of the exercise of such right to Tenant and to Managing Agent. Such notice shall become effective five (5) business days after sending as provided in Article 47, or such later time as may be stated in such notice.

45.2 Managing Agent reserves the right at any time to delete all references in this Lease to “Managing Agent” by giving notice of the exercise of such right to Tenant and to Landlord. Such notice shall become effective five (5) business days after sending as provided in Article 47, or such later time as may be stated in such notice.

45.3 Nothing contained in this Article nor any notices pursuant to this Article shall in any way modify or amend any other written agreement to which Landlord and Managing Agent are parties.

46. BROKER

46.1 Tenant represents that no real estate broker other than the Brokers listed under Section 1.1(r) is responsible for bringing about, or negotiating, this Lease; and Tenant has not dealt with any other broker, agent, salesperson, leasing consultant, or similar person in connection with the Demised Premises. Landlord represents that no real estate broker other than the Brokers listed under Section 1.1 (r) is responsible for bringing about, or negotiating, this Lease; and Landlord has not dealt with any other broker, agent, salesperson, leasing consultant, or similar person in connection with the Demised Premises.

46.2 In accordance with the foregoing representation of Tenant in Section 46.1 hereof, Tenant agrees to defend, indemnify and hold harmless the Landlord, its affiliates and/or subsidiaries, partners and officers from any legal action, expense or liability (including reasonable attorney’s fees) arising out of any claim for commission by any person other than the Brokers claiming or alleging to have acted on behalf of or to have dealt with Tenant. In accordance with the foregoing representation of Landlord in Section 46.1 hereof, Landlord agrees to defend, indemnify and hold harmless the Tenant, its affiliates and/or subsidiaries, partners and officers from any legal action, expense or liability (including reasonable attorney’s fees) arising out of any claim for commission by any person (including without limitation, the Brokers) claiming or alleging to have acted on behalf of or to have dealt with Landlord. In addition, if: (i) Landlord breaches, after notice and cure, Landlord’s written brokerage agreement pertaining to this Lease with either or both of the Brokers by not timely paying either or both of the Brokers any commission(s) earned by and due and payable to the aggrieved Broker(s) and (ii) such aggrieved Broker(s) assert(s) a claim for its (or their) unpaid commission(s) against Tenant, then, Landlord shall defend, indemnify and hold Tenant, its affiliates and/or subsidiaries, partners and officers from any legal action, expense or liability (including reasonable attorney’s fees) arising out of any such claim(s) for commission(s).

47. NOTICES

47.1 All notices, which may or are required to be given by either party hereunder to the other, shall be in writing.

47.2 All notices by Landlord to Tenant shall be deemed properly given only if sent by Landlord or its Managing Agent and mailed by registered or certified mail, return receipt requested, postage prepaid, or by reliable, independent courier, with guaranteed next-business-day delivery, addressed to Tenant at the address set forth in Article 1 prior to the Commencement Date, and at the Demised Premises subsequent to the Commencement Date, or to such other address as Tenant may from time to time designate by written notice to Landlord, with a copy of any default notice to:

Bingham	McCutchen LLP
399	Park Avenue
New York, NY 10022-4689 Attention: J. Goodwin Bland, Esq.

47.3 All notices by Tenant to Landlord shall be deemed properly if sent as follows:

If to Landlord by personal or overnight delivery: c/o Mack-Cali Realty Corporation 343 Thornall Street Edison, New Jersey 08837-2206

Attention: Executive Vice President and General Counsel

If to Landlord by mail:

c/o Mack-Cali Realty Corporation

P.O. Box 7817

Edison, New Jersey 08818-7817

Attention: Executive Vice President and General Counsel

and, at the prior written request of Landlord or Managing Agent to such other persons and/or addresses as Landlord or its Managing Agent may from time to time designate by written notice to Tenant.

47.4 All notices referred to hereunder shall be deemed given and received two (2) days after the date said notice is mailed by United States registered or certified mail as aforesaid, in any post office regularly maintained by the United States Government, or upon actual receipt if sent by independent courier.

47.5 Notwithstanding the other provisions of this Article, any written notice under this Lease may be personally served upon an officer or partner of Landlord or Tenant, in which case such notice shall be deemed given when delivered and receipted.

47.6 Tenant consents to the receipt of promotional electronic messages from Landlord or its affiliates and Landlord consents to the receipt of promotional electronic messages from Tenant.

48. INTERPRETATION

48.1 If any of the terms or provisions of this Lease, or the application thereof to any party or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to parties or circumstances other than to those as to whom or to which it is held invalid or unenforceable, shall not be affected thereby. If any time period stated herein shall be in contravention of any Law, such time period shall be modified to be that time period permitted by such Law which is nearest to the time period stated herein. Each term and provision of this Lease shall be interpreted so that it is valid and enforceable to the fullest extent permitted by Law, in order to reflect the agreement of the parties as expressed herein.

48.2 The term “this Lease” shall include all the Exhibits and written amendments hereto or thereto. The terms “herein”, “hereunder”, “hereof”, “herewith”, and “hereto” shall refer to this Lease.

48.3 Time is of the essence with respect to the observance and performance of every monetary provision hereof to be observed and performed by Tenant.

48.4 As a material inducement to Landlord to enter into this Lease, Tenant agrees that this Lease shall be governed by and construed in accordance with the Laws of and enforced only in the courts of New Jersey. Tenant hereby irrevocably submits itself to the jurisdiction of the courts of the State of New Jersey and to the jurisdiction of the United States District Court for the District of New Jersey for the purposes of any suit, action or other proceeding brought by Landlord arising out of or based upon this Lease. Tenant hereby waives and agrees not to assert as a defense or otherwise in any such suit, action or proceeding any claim: (a) that Tenant is not subject personally to the jurisdiction of the above-named courts; (b) that its property is exempt or immune from attachment or execution; (c) that the suit, action or proceeding is brought in an inconvenient forum; (d) that the venue of the suit, action or proceeding is improper; or (e), subject to the subject matter jurisdiction of such court, that this Lease may not be enforced in or by such court.

48.5 Tenant acknowledges that this Lease represents a written memorial of the terms negotiated by Landlord and Tenant, and Landlord and Tenant agree that this Lease shall be given a fair and reasonable construction in accordance with the parties’ intent as expressed herein, without regard to any presumption or other rule requiring construction against the party electing to cause this Lease to be drafted or prepared. Text deleted from a prior draft of this Lease shall not be admissible in an action or proceeding relating to the Lease for the purpose of altering or limiting the meaning or effect of the Lease.

48.6 The Article titles or content organization of this Lease exist only as a matter of reference or convenience and in no way define, limit, extend or describe the scope of this Lease or the intent of any of the provisions hereof.

48.7 Tenant and Landlord each acknowledges and agrees that it has had the assistance of counsel in the review, negotiation and execution of this Lease or has waived its opportunity to employ counsel for such purpose.

48.8 Neither this Lease nor any memorandum hereof shall be recorded by Tenant or Landlord. Any violation of this provision shall be deemed an Event of Default hereunder or a default by Landlord, as the case may be.

48.9 Intentionally omitted.

48.10 Intentionally omitted.

48.11 In any and all cases where Landlord’s consent or approval is required under this Lease or where Tenant is obligated to pay or reimburse Landlord for counsel or attorney’s fees, or other costs, disbursements or expenses, Tenant shall only be obligated to reimburse Landlord, as additional rent, within twenty (20) days after receipt of an invoice, for all reasonable out-of-pocket costs and expenses, including but not limited to, architectural, engineering and legal fees, which Landlord incurs in determining whether to grant its consent or approval. Landlord agrees to respond to any reasonable request by Tenant for Landlord’s consent or approval within thirty (30) days after Landlord’s receipt of written request, and if Landlord fails to respond to any such request within such thirty (30) day period, Tenant shall have the right to provide Landlord with a second written request for consent or approval (a “Second Request”) that must contain to be effective, the following statement in bold capital letters: “IF LANDLORD FAILS TO RESPOND WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT OF THIS REQUEST, THEN TENANT’S REQUEST FOR LANDLORD’S CONSENT OR APPROVAL SHALL BE DEEMED GRANTED.” If Landlord fails to respond to a Second Request within five (5) Business days after receipt by Landlord, Tenant’s request for consent or approval shall be deemed granted by Landlord.

48.12 Tenant shall pay all reasonable out-of-pocket legal fees and expenses incurred by Landlord (i) in successfully enforcing the terms of the Lease, (ii) in commencing and successfully prosecuting a suit for the recovery of the Demised Premises, damages or any amounts owed to Landlord, (iii) in commencing and successfully prosecuting a declaratory action, (iv) in successfully defending an action or counterclaim brought by Tenant and (v) in preparing for or appearing in an arbitration, mediation or other nonjudicial proceeding in which Landlord prevails.

48.13 This Lease may be executed in several counterparts, all of which, taken together, shall constitute one original instrument. Landlord and Tenant expressly agree that if the signature of Landlord and/or Tenant on this Lease is not an original, but is a digital, mechanical or electronic reproduction (such as, but not limited to, a photocopy, fax, email, PDF, Adobe image, JPEG, telegram, telex or telecopy), then, such digital, mechanical or electronic reproduction shall be as enforceable, valid and binding as, and the legal equivalent to, an authentic and traditional ink-on-paper original wet signature penned manually by its signatory.

49. NO OFFER, AGREEMENT OR REPRESENTATIONS

49.1 No broker or agent nor any salesperson or employee of either has authority to make or agree to make a lease on behalf of the Landlord named herein or any other agreement or undertaking in connection herewith, including, but not limited to the modification, amendment of or cancellation of a lease.

49.2 The mailing or delivery of this document or any draft of this document by Landlord or its agent to Tenant, its Agent or attorney shall not be deemed an offer by the Landlord to lease the Demised Premises on the terms set forth in such draft, and such document or draft may be withdrawn or modified by Landlord or its agent at any time and for any reason. The purpose of this Section is to place Tenant on notice that this document shall not be effective, nor shall Tenant have any rights with respect hereto, unless and until Landlord shall execute and accept this document.

49.3 All prior undertakings and agreements between Landlord and Tenant are merged in this Lease and it completely expresses their agreement with respect to the subject matter hereof. This Lease has been entered into after full investigation, neither party relying upon any statement or assumption not completely set forth herein. No representations or promises shall be binding on the parties hereto except those representations and promises contained in a fully-executed copy of this document or in some future writing signed by Landlord and Tenant.

50. LEASE CONDITION

50.1 This Lease is expressly conditioned upon Landlord receiving the unconditional consent and approval of Landlord’s mortgagee, satisfactory to Landlord, to its term and provisions not later than thirty (30) days after its execution by Tenant, and delivery to Landlord. Should said consent not be received within the aforesaid time period, Landlord may, at Landlord’s sole option, cancel this Lease and return the first month’s Minimum Rent and Security Deposit to Tenant, which Tenant has deposited with Landlord upon execution of this Lease, and thereafter the parties shall have no further obligations to each other with respect to this Lease.

51. APPLICABILITY TO HEIRS AND ASSIGNS

51.1 The provisions of this Lease shall apply to, bind and inure to the benefit of Landlord and Tenant, and their respective heirs, legal representatives, trustees, successors and assigns, subject to the constraints on alienation and limits on liability contained herein.

51.2 Landlord represents that nothing in any documents superior to this Lease prohibits this Lease and no consent of any such superior party is required for this Lease.

52. RENEWAL OPTION

52.1 Subject to the provisions of Section 52.2 below, Tenant shall have the option to renew this Lease for the number of Renewal Term(s) set forth in Section 1.1(t) (the “Renewal Option(s)”), the first of which Renewal Term(s) shall commence upon the expiration of the Initial Term. Subject to the determination of Minimum Rent as set forth below, the terms, covenants and conditions during the Initial Term, including but not limited to the definitions of the First Tax Year and First Operating Year as set forth in Article 1 hereof, shall be projected and carried over into each subsequent renewal term (a “Renewal Term”), except as specifically set forth hereinafter to the contrary.

52.2 Tenant’s Renewal Option(s), as provided in Sections 1.1 and 52.1 above, shall be strictly conditioned upon and subject to the following, each of which shall be considered material hereto:

(a) Tenant shall notify Landlord in writing (“Tenant’s Renewal Notice”) of Tenant’s exercise of its option to renew this Lease at least fifteen (15) months, but not more than twelve (12) months, prior to the expiration of the then current Term;

(b) At the time Landlord receives Tenant’s Renewal Notice as provided in Section 52.2 (a) above, and at the expiration of the Initial Term, Tenant shall not be in Default under the terms or provisions of this Lease, and the Tenant named in Section 1.1 hereof shall be in occupancy of the entire Demised Premises. The conditions contained in this Section 52.2(b) may be waived by Landlord at its sole discretion and may not be used by Tenant as a means to negate the effectiveness of Tenant’s exercise of this option to renew;

(c) Tenant shall have no further renewal option other than the option(s) to extend for the Renewal Term(s) as set forth in Section 1.1(t);

(d) Any Renewal Option(s) shall be deemed personal to the Tenant named on the first page of this Lease and may not be assigned or assumed;

(e) Landlord shall have no obligation to do any work or perform any special services for any Renewal Term with respect to the Demised Premises or the remainder of the Real Estate, which Tenant agrees to accept in their then “as is” condition;

(f) At the request of either party, Landlord and Tenant shall promptly execute and return to the other party a written amendment to this Lease memorializing the commencement, Minimum Rent payable, and Expiration Date of the respective Renewal Term; and

(g) No later than thirty (30) days prior to the commencement of any Renewal Term, Tenant shall deposit with Landlord such additional sums as may be required to increase any Security then held by Landlord proportionate to the increase in the Minimum Rent during that Renewal Term.

52.3 (a) Landlord shall notify Tenant (“Landlord’s Determination Notice”) of Landlord’s determination of the Market Rent (as hereinafter defined) within thirty (30) days after Landlord’s receipt of Tenant’s Renewal Notice. If Tenant disagrees with Landlord’s determination of Market Rent, Tenant shall notify Landlord (“Tenant’s Notice of Disagreement”) within fifteen (15) days of receipt of Landlord’s Determination Notice. Time shall be of the essence with respect to Tenant’s Notice of Disagreement, and the failure of Tenant to give such notice specifically as provided below within the time period set forth above shall conclusively be deemed an acceptance by Tenant of the Market Rent as determined by Landlord and a waiver by Tenant of any right to dispute such Market Rent.

(b) Tenant’s Notice of Disagreement, shall contain either (1) a cancellation of Tenant’s exercise of its Renewal Option (which cancellation shall operate as a cancellation of all subsequent Renewal Options, if any), or (2) a request to submit the determination of Market Rent to arbitration as provided below.

(c) Landlord and Tenant shall, within thirty (30) days of the date on which Tenant’s Notice of Disagreement under Subsection 52.3(b)(2) is given, each (i) hire in writing an Appraiser (hereinafter defined) for the purpose of determining the Market Rent and (ii) notify the other party in writing of the identity of the hired Appraiser. If, within the thirty (30) day period referenced in the immediately preceding sentence, Tenant fails to so hire an Appraiser and notify Landlord in writing of the identity of said Appraiser, then, such failure shall conclusively be deemed (I) an acceptance by Tenant of the Market Rent, as determined by Landlord, (II) a waiver by Tenant of any right to cancel Tenant’s Renewal Notice and (III) a waiver by Tenant to dispute the Market Rent, as determined by Landlord. An “Appraiser” shall mean a duly qualified impartial real estate appraiser having at least ten (10) years’ experience in the area in which the Demised Premises are located. In the event that the two (2) Appraisers so hired fail to agree as to the Market Rent within a period of thirty (30) days after the other party receives written notification of the identity of the hired second Appraiser, such two (2) Appraisers shall forthwith appoint a third Appraiser who alone shall make a determination of Market Rent within thirty (30) days thereafter. If such two Appraisers fail to agree upon such third Appraiser within ten (10) days following the last thirty (30) day period, such third Appraiser shall be appointed by the presiding Judge of the Superior Court of the State of New Jersey for the County in which the Real Estate is located. Such two Appraisers or third Appraiser, as the case may be, shall proceed with all reasonable dispatch to determine the Market Rent. The decision of such two Appraisers or third Appraiser shall be final and shall be unappealable, absent any showing of fraud by such Appraiser(s); such decision shall be in writing and a copy shall be delivered simultaneously to Landlord and to Tenant.

(d) If such two Appraisers or third Appraiser, as the case may be, shall fail to deliver a decision as set forth above prior to the commencement of the Renewal Term, Tenant shall pay to Landlord thereafter on the first day of each month until the decision of the Appraiser(s) is rendered “Estimated Minimum Rent”, which shall be the average of (i) Minimum Rent payable under this Lease as of the last day of the term preceding the Renewal Term and (ii) the rent set forth in Landlord’s Determination Notice, plus any amounts payable by Tenant pursuant to Article 6, until such decision is so delivered. If the Minimum Rent for the Renewal Term is more than the Estimated Minimum Rent actually paid by Tenant to Landlord during such interim, then, Tenant, within ten (10) business days of demand by Landlord, shall pay to Landlord the difference between the Minimum Rent from the commencement of the Renewal Term and the Estimated Minimum Rent actually paid by Tenant to Landlord. If the Minimum Rent for the Renewal Term is less than the Estimated Minimum Rent actually paid by Tenant to Landlord during such interim, then, Landlord shall apply such excess against amounts due Landlord from Tenant hereunder as such amounts become due.

(e) Landlord and Tenant shall be responsible for and shall pay the fee of the Appraiser hired by each of them respectively, and Landlord and Tenant shall share equally the fee of the third Appraiser, if any.

(f) Promptly upon determination of the Market Rent for the respective Renewal Term, Tenant shall execute and deliver to Landlord or Managing Agent an amendment to this Lease prepared by Landlord setting forth the terms of the respective Renewal Term.

52.4 (a) The Minimum Rent during each Renewal Term shall be the greater of (1) Market Rent (as defined in clause (b) below) or (2) the Adjusted Minimum Rent as of the last day of the immediately-preceding term.

(b) For purposes of this Article, “Market Rent” shall mean the projected fair market rent for office space containing the Rentable Size of the Demised Premises (during the respective Renewal Term) , as of the commencement date of the applicable Renewal Term, based upon the rents generally in effect for lease renewals in first class office space in the area in which the Real Estate is located. Market Rent shall be determined on what is commonly known as a “gross” basis; that is, in computing Market Rent for lease renewals, it shall be assumed that all real estate taxes and operating expenditures for customary services are included in such Market Rent and are not passed through to the Tenant as separate additional charges.

(c) The Minimum Rent for each Renewal Term shall be increased from time to time thereafter as provided in this Lease, including as provided in Article 6 hereof.

Tenant waives any claims or action against Landlord or its successor in title in the event that the renewal provided for in this Lease is made impossible because of the taking of the Demised Premises in whole or in part for public use by condemnation. Tenant further agrees to waive any demand or claim for any award or allowance or any part thereof granted to Landlord as compensation for such condemnation.

53. INTENTIONALLY OMITTED

54. USA PATRIOT ACT

54.1 Tenant represents, warrants and covenants that neither Tenant nor any of its partners, officers, directors, members or shareholders (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2 001) (“Order”) and all applicable provisions of Title III of the USA PATRIOT ACT (Public Law No. 107-56 (October 26, 2001)); (ii) is listed on the Denied Persons List and Entity List maintained by the United States Department of Commerce; (iii) is listed on the List of Terrorists and List of Disbarred Parties maintained by the United States Department of State, (iv) is listed on any list or qualification of “Designated Nationals” as defined in the Cuban Assets Control Regulations 31 C.F.R. Part 515; (v) is listed on any other publicly available list of terrorists, terrorist organizations or narcotics traffickers maintained by the United States Department of State, the United States Department of Commerce or any other governmental authority or pursuant to the Order, the rules and regulations of OFAC (including, without limitation, the Trading with the Enemy Act, 50 U.S.C. App. 1-44; the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06; the unrepealed provision of the Iraqi Sanctions Act, Publ. L. No. 101-5 13; the United Nations Participation Act, 22 U.S.C. § 2349 aa-9; The Cuban Democracy Act, 22 U.S.C. §§ 60-01-10; The Cuban Liberty and Democratic Solidarity Act, 18.U.S.C. §§ 2332d and 233; and The Foreign Narcotic Kingpin Designation Act, Publ. L. No. 106-201, all as may be amended from time to time) ; or any other applicable requirements contained in any enabling legislation or other Executive Orders in respect of the Order (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”); (vi) is engaged in activities prohibited in the Orders; or (vii) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes or in connection with the Bank Secrecy Act (31 U.S.C. §§ 5311 et. seq.).

55. FORCE MAJEURE

55.1 “Force Majeure” shall mean and include those situations beyond Landlord’s reasonable control, including by way of example and not by way of limitation, acts of God; accidents; repairs; strikes; shortages of labor, supplies or materials; inclement weather; or, where applicable, the passage of time while waiting for an adjustment of insurance proceeds. Any time limits required to be met by either party hereunder, whether specifically made subject to Force Majeure or not, except those related to the payment of Minimum Rent, Adjusted Minimum Rent or additional rent, shall, unless specifically stated to the contrary elsewhere in this Lease, be automatically extended by the number of days by which any performance called for is delayed due to Force Majeure. Nothing contained here is intended nor shall be construed to: (a) extend the date for payment of any installment of Minimum Rent, Adjusted Minimum Rent or additional rent due under this Lease; (b) the date upon which Tenant is required to surrender and vacate the Demised Premises under this Lease; or (c) the sixty (60) day period referenced in Section 34.2 hereof.

IN WITNESS WHEREOF, the parties hereto have entered into this Lease as of the day first set forth above.

LANDLORD:

4 BECKER SPE LLC

By:	Gale SLG NJ Mezz LLC, sole member
	By:	Gale SLG NJ Operating Partnership, LP, sole member
	By:	Gale SLG NJ GP LLC, general partner
		By:	Mack-Green-Gale LLC, sole member
			By:	Mack-Cali Realty, L.P., sole member
			By:	Mack-Cali Realty Corporation, general partner

By:
Diane L. Chayes
Senior Vice President of Leasing

TENANT:

EMISPHERE TECHNOLOGIES, INC.

By:
Michael R. Garone
Chief Financial Officer

EXHIBIT A

RENTAL PLAN

INITIAL PREMISES
ADDITIONAL PREMISES

MACK-CALI CORPORATE CENTER -B8
4 BECKER FARM ROAD
ROSELAND, NJ 07068

FIRST FLOOR

A-1

EXHIBIT B

LEGAL DESCRIPTION OF LAND

B-1

EXHIBIT C

CLEANING SERVICE RIDER

The following summarizes basic cleaning services to be provided on business days (excluding weekends and Legal Holidays) and to be included in Operating Costs.

GENERAL CLEANING OF OFFICE AREA

Cleaning Services will be provided five (5) business days per week.

Cleaning hours Monday through Friday, after 5:30 p.m. and before 8:00 a.m. of the following business day.

On the last day of the work week, cleaning work will be done after 5:30 p.m. Friday, but before 8:00 a.m. Monday.

Furniture will be dusted and desk tops will be wiped clean on a weekly basis. However, desks with loose papers or other matter on the top will not be cleaned.

Window sills and baseboards will be dusted and washed as reasonably necessary. Sills and baseboards must be cleared by the Tenant prior to such cleaning.

Office wastepaper baskets will be emptied nightly, provided garbage, trash and other refuse is separated as required pursuant to any relevant Law or Rule and Regulation.

Cartons or refuse in excess of that which can be placed in wastepaper baskets will not be removed. Tenants are required to place such unusual refuse in trash cans or a spot designated by the Landlord.

Cleaner will not remove or clean tea or coffee cups or similar containers; also, if such liquids are spilled in wastebaskets, the wastebaskets will be emptied but not otherwise cleaned. Wastepaper baskets shall be lined with vinyl or plastic bags provided by Landlord.

Exposed sheets of vinyl composition tile floors will be swept daily and mopped as needed.

Exposed carpets in main hallways/corridors will be vacuumed daily and exposed sheets of carpets in private offices, conference rooms, cubicles, and similar rooms will be swept daily and vacuumed weekly.

Seat cushions on chairs, sofas, etc., will be vacuumed monthly, unless cluttered with paper or other matter.

LAVATORIES

All lavatory floors will be swept and washed with disinfectant nightly.

Tile walls and dividing partitions will be washed and disinfected weekly.

Basins, bowls, urinals will be washed and disinfected daily.

Mirrors, shelves, plumbing work, bright work, and enamel surfaces will be cleaned nightly.

C-1

Waste receptacles and wash dispensaries will be filled with appropriate tissues, towels and soap supplied by the Landlord.

MAIN LOBBY, ELEVATORS, CORRIDORS AND BUILDING EXTERIOR

All floors in main lobby will be wiped and washed nightly.

Elevator floor will be wiped and/or vacuumed nightly.

Floors in elevator cab(s) will be polished weekly.

Elevator cab(s) will be wiped clean daily and thoroughly cleaned weekly.

Lobby walls and glass, will be wiped clean daily and thoroughly cleaned weekly.

Lobby entrance doors, and windows will be washed weekly.

Windows will be cleaned when necessary, but not less than once each year, inside and outside.

MISCELLANEOUS SERVICES

Sidewalk in front of Building entrances will be swept daily.

Snow and ice from sidewalks and parking areas will be removed as soon as reasonably possible (but not between the hours of 6:00 p.m. and 8:00 a.m.) when accumulation reaches 3” or more, to the extent necessary to make such sidewalks and parking areas reasonably safe and usable.

Stairways will be kept clean.

WORK EXCLUDED

Cleaning services do not include the washing, polishing, or waxing of furniture, file cabinets, wastebaskets, kitchen areas or other personal property of Tenant, shampooing of carpets, stripping and waxing of vinyl floors, cleaning of private restrooms (such work is considered an “extra service”) . When such work is necessary, Tenant may make necessary arrangements for same directly with Landlord’s janitorial contractor.

C-2

EXHIBIT D

LEGAL HOLIDAYS

(a) The day(s) officially celebrated by the State of New Jersey for the following holidays:

New Year’s Day

Martin Luther King’s Birthday

Washington’s Birthday

Memorial Day

Independence Day

Labor Day

Thanksgiving

Christmas Day

(b) Such other holidays observed from time to time by the governments of the United States of America and/or the State of New Jersey, as designated by Landlord to Tenant in writing.

D-1

EXHIBIT E

RULES AND REGULATIONS

1. The sidewalks, entrances, driveways, passageways, courts, elevators, vestibules, stairways, corridors or halls shall not be obstructed or encumbered by Tenant or used for storage or for any other purpose other than for ingress to or egress from the Demised Premises and for delivery of merchandise and equipment to or from the Demised Premises in a prompt and efficient manner, using elevators and passageways designated for such delivery by Landlord. There shall not be used in any space, or in the public hall of the Building, either by Tenant or by jobbers or others in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and sideguards. Tenant shall provide protection of all floor surfaces during the moving of furniture or heavy equipment as may be reasonably required by Landlord or its Managing Agent.

2. Freight, furniture, business equipment, merchandise and bulky matter of any description shall be delivered to and removed from the Demised Premises only on the freight elevators and through the service entrances and corridors, and only during hours and in a manner approved by Landlord. Landlord reserves the right to inspect all freight to be brought into the Building and to exclude from the Building all freight which violates any of these Rules and Regulations or this Lease. In addition, any vendor of Tenant making a delivery on wood pallets must remove the wood pallets from the Building immediately.

3. The water and wash closets and plumbing fixtures shall not be used for any purposes other than those for which they were designed or constructed and no sweepings, rubbish, rags, sanitary napkins, acids or other substances shall be deposited therein, and the expense of any breakage, stoppage, or damage resulting from the violation of this rule shall be borne by Tenant.

4. No carpet, rug or other article shall be hung or shaken out of any window of the Building; and Tenant shall not sweep or throw or permit to be swept or thrown from the Demised Premises any dirt or other substances into any of the corridors or halls, elevators, or out of the doors or windows or stairways of the Building and Tenant shall not use, keep or permit to be used or kept any foul or noxious gas or substance in the Demised Premises, or permit or suffer the Demised Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors, and/or vibrations, or interfere in any way with other tenants or those having business therein, nor shall any animals or birds be kept in or about the Building. Smoking or carrying lighted pipes, cigars or cigarettes is prohibited in the Building.

5. No awnings, signs or other projections shall be attached to the outside walls of the Building without the prior written consent of Landlord, which may be withheld at Landlord’s sole discretion.

6. No sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by Tenant on any part of the outside of the Demised Premises or the Building or on the inside of the Demised Premises if the same is visible from the outside of the Demised Premises without the prior written consent of Landlord, except that the name of Tenant may appear on the entrance door of the Demised Premises in lettering approved by Landlord. In the event of the violation of the foregoing by Tenant, Landlord may remove and dispose of same without any liability, and may charge the expense incurred by such removal to Tenant. Any interior listings and directories shall be inscribed, painted or affixed for Tenant only by Landlord or Managing Agent at the expense of such Tenant, and shall be of a size, color and style acceptable to Landlord or Managing Agent. In the event Tenant is granted written permission by Landlord to hang signs on the Building interior or exterior, Tenant shall be responsible, at its expense, for securing liability insurance with regard to such signage in strict accordance with the Lease.

7. Tenant shall not mark, paint, drill into, or in any way deface any part of the Demised Premises or the Building. No boring, cutting or stringing of wires shall be permitted, except with the prior written consent of Landlord, and as Landlord may direct. Tenant shall not lay linoleum, or other similar floor covering, so that the same shall come in direct contact with the floor of the Demised Premises, and, if linoleum or other similar floor covering is desired to be used, an interlining of builder’s deadening felt shall be first affixed to the floor, by a paste or other material, soluble in water, pursuant to Landlord’s direction, the use of cement or other similar adhesive material being expressly prohibited.

8. No additional locks, bolts or alarms of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made in existing locks or mechanisms thereof, unless Landlord is provided with keys thereto. Tenant shall give Landlord or Managing Agent a duplicate or master key or access card or code for each and every door in the Demised Premises. Tenant must, upon the termination of its tenancy, restore to Landlord all keys or access cards to the Demised Premises, the Building, and any doors therein, either furnished to, or otherwise procured by, Tenant, and in the event of the loss of any keys or access cards, so furnished, Tenant shall pay to Landlord the cost thereof. Tenant, at its expense, shall be responsible for repair to all doors and locks which are in violation of this Rule, and shall pay any alarm fee resulting from Landlord or Managing Agent’s entrance into the Demised Premises as permitted under this Lease.

9. Canvassing, soliciting, pamphletting and peddling in the Building and about the sidewalks, driveways and parking areas adjacent thereto are prohibited and Tenant shall cooperate to prevent the same. Tenant shall report all peddlers, solicitors and beggars to the Managing Agent or as Landlord otherwise requests.

10. Landlord reserves the right, but shall have no obligation, to exclude from the Building between the hours of 6 P.M. and 8 A.M. and at all hours on Saturdays and Sundays, and Legal Holidays all persons who do not present a pass to the Building signed by Landlord. Landlord will furnish passes to persons for whom Tenant requests same in writing. Tenant shall be responsible for all persons for whom it requests such pass and shall be liable to Landlord for all acts of such persons.

11. Landlord shall have the right to prohibit any advertising by Tenant which in Landlord’s opinion, tends to impair the reputation of the Building or its desirability as a Building for first-class offices, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising. No distress sale, fires ale, bankruptcy sale, liquidation, relocation sale, closing sale, going-out-of business sale, auction, sheriff’s sale, receiver’s sale, or any other sale that, in Landlord’s opinion, adversely affects the reputation of the Building or suggests that the business operations are to be discontinued in the Demised Premises shall be conducted or advertised in or about the Demised Premises.

12. Tenant shall not bring or permit to be brought or kept in or on the Demised Premises, any inflammable, combustible or explosive fluid, material, chemical or substance, or any hazardous substance in violation of Law or of this Lease (other than ordinary cleaning materials), or cause or permit any odors of cooking or other processes, or any unusual or other objectionable odors to permeate in or emanate from the Demised Premises.

13. If the Building contains central air conditioning and ventilation, Tenant agrees to keep all windows and exterior doors closed at all times and to abide by all Rules and Regulations issued by the Landlord with respect to such services.

14. Tenant shall not move any safe, heavy machinery, heavy equipment, bulky matter, or fixtures into or out of the Building without Landlord’s prior written consent. If such safe, machinery, equipment, bulky matter or fixtures requires special handling, all work in connection therewith shall comply with all Laws applicable thereto and shall be done during such hours as Landlord may designate.

15. To the extent required by applicable Laws or Governmental Authorities, Tenant shall separate its rubbish into any required categories including, but not limited to, food products, paper, solid wastes, metals and glass. Any excess trash or garbage which Tenant generates in excess of that generated by a normal office user, and all garbage from Tenant’s food service operation, if any, shall be removed by the Landlord upon notice from Tenant, at Tenant’s sole cost and expense. Tenant shall not dispose of any computers, electronic equipment, hazardous substance or waste in wastebaskets, boxes, or in Landlord’s dumpster or trash compactor.

16. Tenant shall take reasonable action to ensure that its visitors do not (a) utilize any parking spaces designated for the use of others, nor (b) park in any driveways, fire lanes or other areas not striped for vehicular parking.

17. No portion of the driveways or parking areas serving the Building shall be used for washing, maintaining, oil changing, repairing, or installing or replacing parts in any vehicle, except to the extent that repairs are reasonably necessary to fix a flat tire or start an engine enabling the vehicle to be driven from the Real Estate. No vehicle shall be towed from the Real Estate by Tenant, or its visitors, except after Tenant informs Landlord or the Managing Agent of such removal. Any vehicle parked on the Real Estate without proper registration and inspection or for longer than seven (7) continuous days may be removed by Landlord, which removal shall be at Tenant’s expense if the property owned or used by Tenant or its visitors or invitees and is not removed within five (5) business days after notice to Tenant to do so.

18. Tenant shall be solely liable for, and shall promptly pay, all costs, charges and expenses directly or indirectly related in any way to work, alterations, decorations, installations, renovations or improvements performed by Tenant or its Agent in or about the Demised Premises, including, but not limited to, permit or inspection fees, costs for electricity, HVAC, temporary or portable toilets and hot and cold water, freight elevator charges, costs for trash removal and disposal, freight dock expenses, additional security charges, insurance premiums and cleaning costs.

19. Tenant shall not allow any live holiday decorations within the Demised Premises.

20. Tenant shall not hang anything from the ceiling or within 18” of a sprinklerhead.

21. Tenant shall not leave doors in the Demised Premises which lead to common areas of the Building propped or left open at any time, other than when in actual use.

EXHIBIT F

LANDLORD’S WORK LETTER

You (“Tenant”) and we (“Landlord”) are executing simultaneously with this Workletter Agreement a written lease (“Lease”) , covering the space referred to above, as more particularly described in the Lease (“Initial Premises”).

To induce Tenant to enter into the Lease (which is hereby incorporated by reference) and in consideration of the covenants hereinafter contained, Landlord and Tenant mutually agree as follows:

1.	Landlord shall have its architect prepare the following architectural and mechanical drawings and specifications based upon the sketch layout supplied by Landlord and approved by Tenant, attached hereto as Exhibit F-1 and made a part hereof, upon full execution of this Lease.

a.	Architectural drawings and specifications for Tenant’s partition layout, reflected ceiling, placement of electrical outlets and other installations for the work to be done by Landlord.

b.	Mechanical plans and specifications where necessary for installation of air conditioning systems, ductwork and heating.

All such plans and specifications are expressly subject to Landlord’s written approval, which Landlord covenants it will not unreasonably withhold.

2.	Landlord agrees to cause the partition plan, electrical plan and the reflected ceiling plan to be delivered to Tenant on or before the fifteenth (15th) day after Lease execution. Tenant agrees to approve said plans by initialing and returning same to Landlord within five (5) days of receipt of each plan. Upon approval of the plans initialed by Tenant, Landlord shall file said plans with the appropriate governmental agencies.

3.	Landlord agrees, at Tenant’s expense, to do the work in the Initial Premises as described on the “Description of Materials” schedule, attached hereto as Exhibit F-2 and made a part hereof, which shall hereinafter be referred to as “The Work”. The Work shall include Landlord’s general conditions and overhead. “Building Standard” shall mean the type and grade of material, equipment and/or device designated by Landlord as standard for the Building. All items are Building Standard unless otherwise noted.

4.	Tenant shall pay an amount equal to FIFTEEN THOUSAND AND 00/100 DOLLARS ($15,000.00) towards the cost of The Work (“Tenant’s Contribution”) . Tenant’s Contribution shall be deemed Additional Rent and paid by Tenant as follows: (i) fifty percent (50%) upon Tenant’s execution and delivery of this Lease and (ii) fifty percent (50%) upon the earlier of: (i) Landlord’s substantial completion of the Work or (ii) Tenant’s occupancy of the Premises. Landlord’s cost of the Work shall include Landlord’s overhead and general conditions.

5.	All low partitioning, workstation modules, bank screen partitions and prefabricated partition systems shall be furnished and installed by Tenant.

6.	The installation or wiring of telephone and computer (data) outlets is not part of The Work. Tenant shall bear the responsibility to provide its own telephone and data systems at Tenant’s sole cost and expense. Upon expiration or sooner termination of the Lease, Tenant shall remove all telephone and data equipment and wiring from the Demised Premises and the Building risers upon vacation of same.

7.	Changes in The Work, if necessary or requested by the Tenant, shall be accomplished after the execution of the Lease and this Workletter Agreement, and without invalidating any part of the Lease or Workletter Agreement, by written agreement between Landlord and Tenant hereinafter referred to as a Change Order. Each Change Order shall be prepared by Landlord and signed by both Tenant and Landlord stating their agreement upon all of the following:

a.	The scope of the change in The Work; and

b.	The cost of the change; and

c.	Manner in which the cost will be paid or credited; and

d.	The estimated extent of any adjustment to the Commencement Date (if any) as a result of the change in The Work.

Each and every Change Order shall be signed by Landlord’s and Tenant’s respective construction representatives. In no event shall any Change Order(s) be permitted without such authorizations. A 10% supervision plus 10% overhead charge will be added to the cost of any Change Order and to the cost of any other work to be performed by Landlord in the Initial Premises after Landlord’s completion of The Work. If Tenant shall fail to approve any such Change Order within one (1) week, the same shall be deemed disapproved in all respects by Tenant and Landlord shall not be authorized to proceed thereon. Any increase in the cost of The Work or the change in The Work stated in a Change Order which results from Tenant’s failure to timely approve and return said Change Order shall be paid by the Tenant. Tenant agrees to pay to Landlord the cost of any Change Order promptly upon receipt of an invoice for same.

8.	If Tenant elects to use the architect suggested by Landlord, this architect becomes the Tenant’s agent solely with respect to the plans, specifications and The Work. If any change is made after completion of schematic drawings and prior to completion of final construction documents which result in a Change Order and additional costs, such costs shall be the responsibility of the Tenant.

9.	Prior to Tenant’s occupancy of the Initial Premises, Tenant shall identify and list any portion of The Work which does not conform to this Workletter Agreement (“Punch List”). The Landlord shall review with the Tenant all of the items so listed and correct or complete any portion of The Work which fails to conform to the requirements of this Workletter Agreement.

10.	The terms contained in the Lease (which include all exhibits attached thereto) constitute Landlord’s agreement with Tenant with respect to the work to be performed by Landlord on Tenant’s behalf. If the architectural drawings are in conflict with the terms of the Lease, then the Lease shall be deemed the controlling document.

11.	All materials and installations constructed for the Tenant within the Demised Premises shall become the property of the Landlord upon installation. No refund, credit or removal of said items is to be permitted at the termination of the Lease. Items installed that are not integrated in any such way with other common building materials do not fall under this provision (e.g. shelving, furniture, etc.).

12.	It is agreed that notwithstanding the date provided in the Lease for the Commencement Date, the term applicable to the Initial Premises shall not commence until Landlord has “substantially completed” all work to be performed by Landlord in the Initial Premises as hereinbefore set forth in Paragraph 3 above and as set forth in the Lease; provided, however, that if Landlord shall be delayed in substantially completing said work as a result of:

a.	Tenant’s failure to approve the plans and specifications in accordance with Paragraph 2 hereof; or

b.	Tenant’s failure to furnish interior finish specifications, i.e., paint colors, carpet selection, etc., to Landlord by the fifth (5th) working day after Landlord has approved the plans and specifications submitted by Tenant referred to in Paragraph 2 hereof; or

c.	Tenant’s request for materials, finishes or installations other than Landlord’s Building Standard; or

d.	Tenant’s changes in The Work; or

e.	The performance of a person, firm, partnership or corporation employed by Tenant and the completion of the said work by said person, firm, partnership or corporation;

then the Commencement Date of the term of said Lease applicable to the Initial Premises shall be accelerated by the number of days of such delay and Tenant’s obligation to pay Minimum Rent and Additional Rent shall commence as of such earlier date.

13.	Landlord shall permit Tenant and its agents to enter the Demised Premises prior to the Commencement Date in order that Tenant may perform through its own non-union contractors (or union contractor if required by Landlord) such other work and decorations as Tenant may desire at the same time Landlord’s contractors are working in the Demised Premises. The foregoing license to enter prior to the Commencement Date, however, is conditioned upon:

a.	Tenant’s workmen and mechanics working in harmony and not interfering with the labor employed by Landlord, Landlord’s mechanics or contractors or by any other Tenant or its mechanics or contractors; and

b.	Tenant providing Landlord with evidence of Tenant’s contractors and subcontractors carrying such worker’s compensation, general liability, personal and property insurance as required by law and in amounts no less than the amounts set forth in Article 30 of the Lease. If at any time such entry shall cause disharmony or interference therewith, this license may be withdrawn by Landlord upon forty-eight (48) hours written notice to Tenant. Such entry shall be deemed controlled by all of the terms, covenants, provisions and conditions of said Lease, except as to the covenant to pay Minimum Rent and Additional Rent. Landlord shall not be liable in any way for any injury, loss or damage which may occur to any of Tenant’s decorations or installations so made prior to the Commencement Date, the same being solely at Tenant’s risk.

14.	No part of the Demised Premises shall be deemed unavailable for occupancy by the Tenant, or shall any work which the Landlord is obligated to perform in such part of the Demised Premises be deemed incomplete for the purpose of any adjustment of Minimum Rent payable hereunder, solely due to the non-completion of details of construction, decoration or mechanical adjustments which are minor in character and the non-completion of which does not materially interfere with the Tenant’s use of such part of the Demised Premises.

15.	Tenant is responsible for all costs related to the repairs and maintenance of any additional or supplemental HVAC systems, appliances and equipment installed to meet Tenant’s specific requirements. Tenant shall purchase a service contract for this equipment so that the equipment is covered by such service contract each year of the term of the Lease and shall forward a copy of such contract to Landlord.

16.	If construction is to occur in a space occupied by Tenant’s employees, Tenant shall be liable for all costs associated with a delay if Tenant shall fail to comply with a submitted construction schedule to relocate personnel, furniture, or equipment. Tenant shall relocate such personnel, furniture and equipment at its sole cost and expense. These costs shall include, but not be limited to the following:

a.	cost of construction workers time wasted; and

b.	cost of any overtime work necessary to meet schedule deadlines; and

c.	any other costs associated with delays in final completion.

17.	This workletter is based on the quantities and specifications listed herein. Any change to these specifications shall require the recalculation of the construction costs. Such recalculation shall not negate any other section of this Lease.

18.	All sums payable by Tenant to Landlord in connection with this Exhibit F and any other work to be performed by Landlord within the Demised Premises and billable to Tenant shall be deemed Additional Rent.

19.	With respect to the construction work being conducted in or about the Demised Premises, each party agrees to be bound by the approval and actions of their respective construction representatives. Unless changed by written notification, the parties hereby designate the following individuals as their respective construction representatives:

FOR LANDLORD:	FOR TENANT:

Nicholas Giordano c/o Mack-Cali Realty Corporation
4 Becker Farm Road
Roseland, New Jersey 07068

EXHIBIT F

Workletter agreement for office space on the first (1st) floor at 4 Becker Farm Road, Roseland, New Jersey between 4 Becker Farm SPE, LLC as Landlord and Emisphere Technologies, Inc., as Tenant.

DESCRIPTION OF MATERIALS

		Units	Quantity
DESIGN COSTS - 5502
	Architect/Engineering (Design Build for AC Unit)	SF	1
	Printing Costs	EA	1
GENERAL REQUIREMENTS - 5510
	Dumpsters	EA	1
	Permits, inspections, and Certificate of Occupancy	SF	1,971
	Supervision	LS	1
	Dismantle existing furniture & reinstall as required	LS	1
	Temp. Services and Protection	SF	1,971
	Construction Clean up	SF	1,971
	Final Clean up, windows, floors	SF	1,971
DEMOLITION - 5505
	Remove Carpet	SF	170
	Remove Ceiling High Partitions	LF	22
CABINETS & MILLWORK - 5561
*	Modify Millwork	LS	1
DOORS, BUCKS, HARDWARE - 5540
*	Relocate 3’x8’0” wood door with hollow metal sidelite frame	EA	1
PARTITIONS - 5530
*	21/2” metal studs 24” OC; 5/8” fire rated gypsum board to U/S Slab (with SAB)	LF	39
*	Box Columns	EA	3
	Top fill for demising partition	LF	86
	Plywood panel 4’x8’ for telephone room	EA	1
*	Cut drywall opening	EA	2
*	Close up opening	EA	1
ACOUSTICAL CEILINGS - 5542
*	Repair & replace ceiling tiles as necessary	SF	596
*	Patch grid at partitions	LF	112
*	Add sound attenuation blankets above ceilings	SF	198
PAINTING & VINYL WALL COVERING 5565
*	Paint - 2 coats flat latex	SF	3555
*	Paint hollow metal frames	EA	6
*	Vinyl wall covering patch, removal & repair	Allowance	1
*	Remove existing VWC and prepare wall	LS	750
FLOORING & CARPET - 5564
*	Patch vinyl cove base	LS	1
*	Vinyl composition tile	SF	156
*	Patch Carpet at new partition and door opening	LF	6
FIRE SUPPRESSION SYSTEM - 5574
*	Minimum Job (relocate 2 heads)	EA	1
HVAC - 5535
*	Bldg Std HVAC distribution system	SF	1,971
*	Provide 1 ton HVAC unit	EA	1
*	Furnish diffuser and 10’ of flex duct	EA	3
	Overtime Allowance	LS	1
*	Balance report	SF	1,971
ELECTRICAL - 5533
	DEMOLITION
*	Electrical Demolition/ Separate circuitry (minor)	SF	1,971

	EXIT AND EMERGENCY LIGHTS
*	Relocate exit light	EA	2
*	Relocate emergency light	EA	3
*	Install new emergency light	EA
	CIRCUITS and RECEPTACLES
*	Install wall duplex receptacle	EA	2
*	Install dedicated wall quad receptacle	EA	1
*	Install floor duplex receptacle	EA
*	Install 120 V 20 A separate circuit	EA	3
	MISCELLANEOUS
*	Remove existing communications lines back to phone closet	LS	1
*	Power Requirements for HVAC systems	LS	1
ALARM- 5572
	Relocate Horn/Strobe	EA	1
ASSUMPTIONS AND CLARIFICATIONS:
*	Asterisk (*) indicates Building Standard items.
+	Cross (+) indicates non-Building Standard items.
	The following work is excluded:
	Estimate based on drawing SK-1 dated 10/15/12 as prepared by Mack-Cali Realty Corp
	Communications Work, Tele/Data
	Security and Access Systems
	Office Furniture, Equipment, and Appliances
	Modular Partitions and Work stations
	Overtime except for work in adjacent tenant spaces or public areas of the building or as listed as ALLOWANCE
	Painting of existing offices and general area not directly effected by demo or construction is included.
	Dishwashers are not allowed
	Undercounter ice makers are not allowed
	Existing window blinds to be cleaned and repaired as required
	Work and cost associated with temporary Server Room is NOT included and is excluded. This work will be priced and submitted as a TICO
	Scope of work excludes:
	Existing space to be demolished as required per plans
	Construction of new demising partition to deck above.
	Top existing ceiling high partitions to deck at IT Server Room
	Demo space as per plans
	Furnishing and install 1 ton wall mount AC unit with condenser on the roof
	Furnish & install power to the AC unit and condensing unit.
	Open Columns of additional floors for AC piping repair and paint
	Furnish & install batt insulation above ceiling in IT Server Room
	Paint walls to match existing finishes

EXHIBIT F—1

NOTES:
- Patch & match finishes in expansion space w/ existing premises finishes
- Separate mechanical/electric/fire in "Expansion Space" from "Existing Premises" (per leasing request).
- Relocate sprinklers & fire alarms/strobes as required.
INITIAL PREMISES
ADDITIONAL PREMISES
PRIVATE OFFICE
PRIVATE OFFICE
PRINTER AREA
IT ROOM
MEETING RM.
5'-0"
5'-0"
12'-4"

MACK-CALI CORPORATE CENTER -K2
4 BECKER FARM ROAD
ROSELAND, NJ 07068

Emisphere Technologies, Inc.: SK-4

12/06/12
FIRST FLOOR
12-0663

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